Exhibit 2.4

STOCK PURCHASE AGREEMENT

by and among

CLEAN ENERGY, a California corporation,

BAF TECHNOLOGIES, INC., a Kentucky corporation,

and

ALL THE SHAREHOLDERS OF BAF TECHNOLOGIES, INC.

Dated as of September 23, 2009

Execution Copy

This STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of September 23, 2009, by and among Clean Energy, a California corporation (the “Buyer”), BAF Technologies, Inc. (a/k/a Bachman NGV and Bachman AFV), a Kentucky corporation (the “Company”), and Stephen Bachman, Teresa Bachman, John Bacon and William Calvert (collectively, the “Sellers”).

RECITALS

A.            Sellers are the legal and beneficial owners of all the outstanding shares of capital stock of the Company (the “Stock”).

B.            Buyer wishes to acquire the Company by purchasing all of the Stock from Sellers, and Sellers wish to sell the Stock to Buyer, subject to the terms and conditions set forth herein.

C.            Unless otherwise specified, definitions of all capitalized terms are set forth in Exhibit A attached hereto.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties agree as follows:

1.             PURCHASE AND SALE OF THE STOCK.

1.1.    Sale of Stock; Base Purchase Price.  Subject to the terms and conditions set forth herein, Sellers hereby agree to sell to Buyer, and Buyer hereby agrees to purchase from Sellers, the Stock free and clear of all Encumbrances for an aggregate base purchase price of eight million three hundred thousand dollars ($8,300,000) (the “Base Purchase Price”), subject to the adjustments set forth in Section 1.5, plus such additional amounts as may become due under Section 1.4 below.  The parties acknowledge that the Base Purchase Price shall be comprised of the following components:

1.1.1.          Stock.  $8,200,000 of the Base Purchase Price shall be in consideration for the conveyance of the Stock to Buyer.

1.1.2.          Noncompetition Covenants.  The remaining $100,000 of the Base Purchase Price shall be consideration for the Sellers’ agreement to abide by the Noncompetition Covenants, allocated as follows:

Party	Amount
Stephen Bachman	$37,500
Teresa Bachman	$37,500
John Bacon	$12,500
William Calvert	$12,500

Any additional consideration pursuant to Section 1.4 shall be allocated to the Stock and not to the Noncompetition Covenants.  Any adjustments pursuant to Section 1.5 shall reduce the foregoing amounts in Section 1.1.1 and 1.1.2 proportionately.

1.2.    Closing.  The closing of the purchase and sale contemplated by this Agreement (the “Closing”) shall take place at the offices of Virtual Law Partners LLP, 246 Texas Street, San Francisco, CA 94107, on October 1, 2009 at 2:00 p.m. local time, or at such other place or at such other date and time as Sellers and Buyer may mutually agree (the “Closing Date”).

1.3.    Delivery; Payment.  At the Closing:

1.3.1.          Sellers shall deliver to Buyer the certificates representing the Stock, duly endorsed in blank or accompanied by a stock power duly executed in blank;

1.3.2.          Buyer shall pay the Base Purchase Price, as adjusted downward according to Section 1.5 (the “Net Base Purchase Price”), by wire transfers of immediately available funds in the aggregate to the respective accounts of Sellers in proportion to the number of shares of Stock owned by them immediately prior to the Closing as set forth on Schedule 2.4.  Such funds shall represent the entire payment due from Buyer at the Closing to the Sellers in consideration of their Stock and the Noncompetition Covenants, and transfer of such amount (and the amounts referred to in Sections 1.3.2 through 1.3.5) shall discharge Buyer’s obligation with respect to payments due at the Closing to each Seller; the Net Base Purchase Price shall be allocated among the Sellers in proportion to the number of shares of Stock owned by them immediately prior to the Closing as set forth on Schedule 2.4;

1.3.3.          Buyer shall wire the Escrow Amount to the Escrow Agent for deposit and disbursement from the escrow fund in accordance with the terms of the Escrow Agreement;

1.3.4.          Buyer shall pay the Buyer Loan Payoff Amount by wire transfer of immediately available funds to Clean Energy Finance, LLC, and all rights, title and interest arising under the Buyer Loan shall be cancelled, released, extinguished and of no further force or effect.  At the Closing, Buyer shall cause Clean Energy Finance, LLC to deliver to the Company the promissory note representing the Buyer Loan for cancellation by the Company.  Notwithstanding the foregoing, Buyer hereby acknowledges and agrees that it shall cause Clean Energy Finance, LLC to cancel, release and extinguish the Buyer Loan effective upon payment of the Buyer Loan Payoff Amount regardless of whether the promissory note representing the Buyer Loan is delivered to and cancelled by the Company.  Promptly following the Closing, Buyer shall cause Clean Energy

Finance, LLC to release and extinguish any and all liens or security interests of any kind covering any assets of the Company granted in connection with the Buyer Loan; and

1.3.5.          Buyer shall pay in full all (i) outstanding principal and accrued interest under the debt instruments listed on Schedule 1.3.5 to the holders thereof (each a “Debt Holder”), and (ii) the Company’s obligations to its Affiliates (each a “Payee”) outstanding as of the date of this Agreement related to the employee 401(k) plan, health insurance, dental insurance, disability insurance and American Express business expenses incurred by Company employees for Company-approved items, each in the amounts listed on Schedule 1.3.5, plus an additional total amount incurred by the Company (a) from the date of this Agreement through the October 31, 2009 for health, disability and dental insurance and (b) from the date of this Agreement through the Closing Date for all other such matters, each not to exceed the monthly amounts described on Schedule 1.3.5 (collectively, the “Bachman Related Matters”) (the items described in clauses (i) and (ii) collectively, the “Other Indebtedness”).  Attached within Schedule 1.3.5 from each such Debt Holder and Payee is a payoff letter (in a form reasonably satisfactory to Buyer) addressed to the Company reflecting the total unpaid amount (including any outstanding principal and accrued interest) of such Other Indebtedness as of May 31, 2009 (with a per diem charge) and including such Debt Holder’s or Payee’s wire instructions.

1.3.6.          Buyer shall cause the Company to pay $80,000 toward the Company’s and Sellers’ legal and accounting fees at Closing.

Buyer, Sellers, and Company shall also deliver to each other such other documents and instruments required to be delivered by such parties hereunder.

1.4.    Additional Consideration.  In addition to the Base Purchase Price, as additional cash consideration for the transfer of the Stock by Sellers to Buyer, Buyer will pay to Sellers after the Closing Date, if earned under the terms described below, an amount not to exceed a total of twenty-two million dollars ($22,000,000) (the “Additional Consideration”), or eleven million dollars ($11,000,000) per year for each of the calendar years 2010 (“Earn Out Year 2010”) and 2011 (“Earn Out Year 2011” and, together with Earn Out Year 2010, the “Earn Out Years”).  Each Earn Out Year shall consist of a period of twelve calendar months beginning on January 1 and ending on December 31.  The amount of Additional Consideration actually earned in any Earn Out Year (the “Contingent Payments”) shall, in the case of Earn Out Year 2010, be the amounts earned pursuant to Section 1.4.1 and, in the case of Earn Out Year 2011, the amounts earned pursuant to Sections 1.4.2.

1.4.1.          Earn Out Year 2010; Gross Profit Targets.  Buyer shall pay to Sellers an amount equal to the product of (i) the Company’s Gross Profit in Earn Out Year 2010 and (ii) the percentage multiplier set forth in the right column below opposite the largest total number of the Company’s Gross Profit in the left column below that is achieved in Earn Out Year 2010; provided that the amount of Additional Consideration that may be earned by Sellers under this Section 1.4.1 shall not exceed eleven million dollars ($11,000,000).  For the avoidance of doubt, it is noted that the percentage multipliers set forth below are not to be applied incrementally in calculating any amounts earned under this Section 1.4.1.  Thus, for example, if the Company were to earn Gross Profit of fourteen million two hundred thousand dollars ($14,200,000) in Earn Out Year 2010, Buyer would pay the Sellers two million nine hundred eighty two thousand dollars $2,982,000 (i.e., $14,200,000 x 21%) in Additional Consideration under this Section 1.4.1.

2010 Gross Profit Targets	Percentage Multiplier
$0 to $7,999,999	0%
$8,000,000 to $9,499,999	1%
$9,500,000 to $10,999,999	6%
$11,000,000 to $12,499,999	11%
$12,500,000 to $13,999,999	16%
$14,000,000 to $15,499,999	21%
$15,500,000 or more	26%

If the Company’s Gross Profit does not equal or exceed eight million dollars ($8,000,000) in Earn Out Year 2010 then the amount earned by Sellers under this Section 1.4.1 shall be zero.

1.4.2.          Earn Out Year 2011; Gross Profit Targets.  In addition to any payment under Section 1.4.1, Buyer shall also pay to Sellers an amount equal to the product of (i) the Company’s Gross Profit in Earn Out Year 2011 and (ii) the percentage multiplier set forth in the right column below opposite the largest total number of the Company’s Gross Profit in the left column below that is achieved in Earn Out Year 2011; provided that the amount of Additional Consideration that may be earned by Sellers under this Section 1.4.2 shall not exceed eleven million dollars ($11,000,000).  For the avoidance of doubt, it is noted that the percentage multipliers set forth below are not to be applied incrementally in calculating any amounts earned under this Section 1.4.2.  Thus, for example, if the Company were to earn Gross Profit of fifteen million seven hundred thousand dollars ($15,700,000) in Earn Out Year 2011, Buyer would pay Sellers three million two hundred ninety seven thousand dollars $3,297,000 (i.e., $15,700,000 x 21%) in Additional Consideration under this Section 1.4.2.

2011 Gross Profit Targets	Percentage Multiplier
$0 to $8,499,999	0%
$8,500,000 to $9,999,999	1%
$10,000,000 to $11,499,999	6%
$11,500,000, to $12,999,999	11%
$13,000,000 to $15,499,999	16%
$15,500,000 or more	21%

If the Company’s Gross Profit does not equal or exceed eight million five hundred thousand dollars ($8,500,000) in Earn Out Year 2011, then the amount earned by Sellers under this Section 1.4.2 shall be zero.

1.5.    Closing Date Base Purchase Price Adjustments.  The Base Purchase Price payable at the Closing shall be adjusted downward by an amount equal to the sum of (i) all Indebtedness (other than the Bachman Related Matters, the amounts payable by the Company pursuant to Section 1.3.6, and any accounts payable to third parties who are not Affiliates of the Company and which were incurred in the ordinary course of business and consistent with past customary practices), plus (ii) the Escrow Amount.

1.6.    Procedures for Payment of Additional Consideration.

1.6.1.          Annual Reports.  Not later than sixty (60) days following the end of each Earn Out Year, Buyer shall deliver to Sellers a written report (the “Contingent Payment Report”) setting forth the amount of Contingent Payments due to Sellers under Section 1.4.  For purposes of evaluating the Contingent Payment Report and any calculation of the Company’s Gross Profits by Buyer, the Sellers (and their accountants) shall have the right to inspect the books and records of the Company, Buyer and any of their Affiliates and to review and audit the work papers of the Company, Buyer and any of their Affiliates utilized in preparing or related to the Contingent Payment Report or calculating the Company’s Gross Profits.  The Contingent Payment Report shall be binding upon Sellers unless the Shareholder Representative presents to Buyer, within thirty (30) business days (to be extended if any information reasonably requested is not made available by Buyer to Sellers) (such period, the “Dispute Period”) after delivery to Sellers of the Contingent Payment Report, written notice of disagreement (the “Contingent Payment Report Dispute Notice”) specifying in reasonable detail the nature and extent of the disagreement.  Any such disagreement that is not settled voluntarily by the parties shall be decided in accordance with the dispute resolution provisions set forth in Section 1.6.2.

1.6.2.          Dispute Resolution.  If Buyer and the Sellers are unable to reach a resolution within thirty (30) days after delivery of the Contingent Payment Report Dispute Notice, then Buyer and the Shareholder Representative shall submit their respective determinations and calculations and the items remaining in dispute for resolution to PricewaterhouseCoopers (each of the Buyer and Sellers to certify to the other that such accounting firm has not performed any work for any of them within the preceding 24 months) or another independent accounting firm of international reputation mutually acceptable to Buyer and the Shareholder Representative (the “Contingent Payment Independent Accounting Firm”).  The parties shall cause the Contingent Payment Independent Accounting Firm to submit a report to Buyer and the Sellers with a determination regarding the remaining disputed items, within thirty (30) days after submission of the matter, and such report shall be final, binding and conclusive on Buyer and the Sellers.  Buyer shall pay to the Sellers the amount, if any, set forth in such report within thirty (30) days after the date of such report.  The fees, costs and expenses of the Contingent Payment Independent Accounting Firm shall be paid by Buyer and the Sellers in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Contingent Payment Independent Accounting Firm that is unsuccessfully disputed or asserted by each such party as finally determined by the Contingent Payment Independent Accounting Firm bears to the total amount of such remaining disputed items.

1.6.3.          Timing of Payment.  If the Shareholder Representative does not provide a Contingent Payment Report Dispute Notice within the Dispute Period, then the amount of the Contingent Payments set forth in such Contingent Payment Report shall be paid within thirty (30) days after delivery of such Contingent Payment Report.  If Sellers dispute the amounts set forth in the Contingent Payment Report, and if the Shareholder Representative provides the required Contingent Payment Report Dispute Notice to Buyer within the Dispute Period, then (i) the amount of any undisputed Contingent Payments set forth in such Contingent Payment Report shall be paid within thirty (30) days after delivery of such Contingent Payment Report, and (ii) any disputed Contingent Payments set forth in such Contingent Payment Report or otherwise shall be withheld until resolution of such dispute in accordance with Section 1.6.2.

1.6.4.          Method of Payment.  Any net aggregate Contingent Payments owed by Buyer to Sellers as determined in accordance with Sections 1.4 and 1.6 shall be divided among the various Sellers in proportion to the number of shares of Stock owned by each of them immediately prior to the Closing.  All Contingent Payments owed by Buyer to Sellers shall be paid either by wire transfers of immediately available funds to the respective accounts of Sellers or by check drawn on an account of Buyer and delivered to Sellers either in person or at the latest address furnished to Buyer by Sellers for that purpose.  Buyer shall have the right to set off any Losses or other amounts that a Seller owes to Buyer pursuant to the indemnification provisions of Article 11 or any other provision of this Agreement or any Related Agreement, against any Contingent Payments to be paid to such Seller.  Any net payments owed by Sellers to Buyer shall be paid by wire transfers of immediately available funds to the account of Buyer or by checks drawn on accounts of Sellers and delivered to Buyer either in person or at the latest address furnished to Sellers by Buyer for that purpose.  Any Contingent Payments not paid when due under this Agreement shall bear interest at the rate of eight percent (8%) per annum from the date when any amount determined to be due pursuant to the dispute resolution provisions of this Agreement shall be deemed due, computed retroactively to the original date when such Contingent Payment should have been paid.

1.6.5.          Other Amounts Owed to Buyer.  Subject to the limitations set forth in Article 11 hereof, nothing herein shall be construed as limiting the liability of Sellers under this Agreement or the Related Agreements to the amount of the Contingent Payments potentially earned under Section 1.4, nor shall that amount be considered as liquidated damages for any breach of this Agreement or the Related Agreements.

1.7.    Excluded Liabilities.  Notwithstanding the purchase of the Stock or any other terms and conditions of this Agreement, Buyer assumes no liability for and after the Closing, and neither Buyer nor the Company shall have any liability for and Sellers shall assume or retain as the case may be all liability for, the Excluded Liabilities.

2.             REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE COMPANY REGARDING THE COMPANY AND RELATED MATTERS.

As a material inducement for Buyer to enter into this Agreement, the Company and each Seller severally (in proportion to his or her ownership of the Stock) hereby represents and warrants to Buyer that each of the statements in this Article 2 is complete and correct as of the date hereof, except as expressly set forth in the Disclosure Schedule attached hereto, specifying by number the representation qualified, and will be true and correct as of the Closing, except to the extent so set forth in the Disclosure Schedule or in a written certificate delivered to the Buyer at the Closing:

2.1.    Organization, Good Standing and Qualification.  The Company is duly organized, validly existing and in good standing under the laws of the State of Kentucky and has all requisite power and authority, and holds all governmental licenses, permits, registrations and other approvals required under applicable law, to own and hold under lease its property and to carry on its business as now conducted and as proposed to be conducted.  The Company has no interests, direct or indirect, in any partnership, joint venture, corporation or other business entity, other than the holdings set forth in Schedule 2.1 hereto and passive investments in traded securities.  The Company has no Subsidiaries.  The copies of the Company’s Organizational Documents, which have been previously delivered to Buyer, are complete and correct.  Except as set forth in Schedule 2.1, the Company is duly qualified to do business and in good standing in each jurisdiction where the nature of its properties or the conduct of its business requires it to be so qualified to do business.

2.2.    Authorization.  All action on the part of the Company necessary for the authorization, execution and delivery of this Agreement and the Related Agreements, and the performance of all obligations of the Company hereunder and thereunder, has been taken or will be taken prior to the Closing, and such authorization, execution and delivery does not require notice to, or the consent or approval of, any governmental or other regulatory authority or other Person.  This Agreement and those Related Agreements to which the Company is a party have been duly executed and delivered by the Company and are legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

2.3.    Absence of Required Consents; No Conflict.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any court, administrative agency or other governmental authority on the part of the Company or any Seller is required in connection with the execution and delivery by the Company or any Seller of this Agreement or the Related Agreements or the consummation of the Transactions.  Except as set forth in Schedule 2.3, the Company is not in violation or default (i) of any provision of its Organizational Documents, or (ii) in any material respect of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound, or of any provision of any federal or state statute, rule or regulation applicable to the Company.  Except as set forth on Schedule 2.3, the execution, delivery and performance of the Agreement and the Related Agreements and the consummation of the Transactions will not (i) result in any such violation, (ii) modify, breach, be in conflict with or constitute, with or without the passage of time and/or giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract, or (iii) result in the creation or imposition of (or the obligation to create or impose) any Encumbrance upon any material assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties.

2.4.    Capitalization.  The authorized capital stock of the Company consists solely of two thousand five hundred (2,500) shares of Common Stock, of which one thousand (1,000) shares are issued and outstanding.  The Company does not have any outstanding option, warrant, security, subscription, rights agreement or other commitment which either (i) obligates the Company to issue, sell or transfer any shares of the capital stock or other equity interest of the Company or any successor-in-interest, except for any conversion rights of Clean Energy Finance, LLC pursuant to the Buyer Loan, (ii) obligates the Company to repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other equity interest of the Company, or (iii) may be the basis for a claim by any Person that such Person has an interest (contingent or otherwise) in the equity of the Company or any successor-in-interest, except for any conversion rights of Clean

Energy Finance, LLC pursuant to the Buyer Loan.  All of the Stock is duly and validly issued, fully paid, non-assessable and not subject to any preemptive rights, rights of first refusal, or any similar rights.  All issued and outstanding shares of capital stock of Company are owned beneficially and of record by Sellers in such amounts as shown in Schedule 2.4 hereto and are free and clear of all Encumbrances and limitations on the exercise of rights.  All of the issued and outstanding shares of the Company were issued in compliance with all applicable federal and state securities laws or application exemptions thereunder.

2.5.    Corporate Books.  The corporate minute books and stock books of the Company are complete and correct, the meetings of directors and shareholders referred to therein were duly called and duly held, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same.  Copies of the contents of such books, which have been previously delivered to Buyer, are complete and correct as of the date hereof.  The accounting books and records of the Company accurately reflect its transactions and correctly account for all receipts, disbursements and expenditures, other than with respect to the completeness of the Company’s financial records beginning with the period beginning July 1, 2009 and thereafter.

2.6.    Financial Statements; No Projections.  The Financial Statements, correct and complete copies of which are attached within Schedule 2.6: (i) present fairly in all material respects the financial position of the Company at such dates and the results of the operations and cash flows of the Company for the periods covered therein, utilizing the Accounting Practices; (ii) have been prepared in accordance with the Accounting Practices applied consistently during such periods and with respect to the prior periods included in Schedule 2.6 (provided, however, that the Adjusted Balance Sheet is subject to year-end adjustments consistent with past practices (which will not be material in the aggregate) and does not contain all of the footnotes required by GAAP); (iii) are in accordance with the Company’s books and records; and (iv) contain and reflect all necessary adjustments for a fair presentation of the results of operations and financial condition of the Company for the periods and as of the dates shown thereon.  The reserves established on the Adjusted Balance Sheet are fully adequate for the purposes thereof under the Accounting Practices and any estimates contained therein regarding liabilities of the Company represent a reasoned, good faith judgment based on all known facts, and no other reserves known to Sellers are required or appropriate.  Sellers hereby disclaim all financial projections and forecasts of future operations delivered by the Company or Sellers to, or otherwise obtained by, Buyer. In addition, Buyer acknowledges that the Company has incurred substantial research and development expenditures in the past and that all such expenditures have been adjusted downward on the Adjusted Balance Sheet.

2.7.    Accounts Receivable.

2.7.1.          Except as disclosed in Schedule 2.7, the accounts receivable reflected on the Adjusted Balance Sheet arose from transactions in the ordinary course of business, and the goods and services involved have been sold and delivered to the account obligor, and no further goods or services are required to be provided in order to complete the sales and to entitle the Company or their assignee to collect the accounts receivable in full, other than with respect to orders in process and Warranty Claims in the ordinary course of business not in excess of the estimated Warranty Reserve reflected on the Adjusted Balance Sheet with respect to sales through the date of the Adjusted Balance Sheet.  No such account has been assigned or pledged to any other person, firm or corporation, other than to secure the Buyer Loan (and Bachman Auto Group, Inc., which will be released at Closing), and no defense or setoff to any such account has been asserted by the account obligor or, to the knowledge of any Seller, exists.

2.7.2.           The gross proceeds from collections of such accounts receivable as of the date of the Adjusted Balance Sheet during the one year period following the date of the Adjusted Balance Sheet will not be less than the amounts thereof shown on the Adjusted Balance Sheet, minus the reserves included in the Adjusted Balance Sheet.  Collections of accounts receivable after the date of the Adjusted Balance Sheet shall be applied to the oldest accounts receivable included in the Adjusted Balance Sheet.  Except as disclosed in Schedule 2.7, since the date of the Financial Statements, the Company has not written off any accounts receivable except in accordance with past practices, nor changed the basis of calculation of any bad debt reserve.

2.8.           Undisclosed Liabilities.  Except as set forth on Schedule 2.8, the Company does not have any obligations, Indebtedness or Liabilities (including without limitation Liabilities to current and former employees, including without limitation such Liabilities arising out of any benefit plan, health plan, dental plan, long or short term disability plan, life insurance plan, or other similar plan or policy of the Company), contingent, fixed or otherwise and whether or not such Liabilities would ordinarily be required under GAAP to be accrued on a balance sheet or referred to in a footnote, other than: (i) those disclosed in the Financial Statements attached within Schedule 2.6 or otherwise disclosed in writing to the Buyer on or prior to the date hereof (including on any Schedule to this Agreement), (ii) obligations, Indebtedness or Liabilities incurred in the ordinary course of business consistent with past practices since the date of the Adjusted Balance Sheet and (iii) the Bachman Related Matters.

2.9.           Litigation and Claims.  Except as set forth on Schedule 2.9: (i) there is not pending or currently threatened, and within the last three (3) years there has not been, any action, suit, arbitration, proceeding or investigation against or affecting the Company or its properties other than Warranty Claims (the aggregate amount of which for 2007, 2008 and through the date of the Adjusted Balance Sheet are disclosed on Schedule 2.9), or that otherwise questions the validity of this Agreement or the Related Agreements, the right of the Company to enter into this Agreement or the Related Agreements, or to consummate the Transactions; (ii) there is not pending or currently threatened any investigation or other proceeding (formal or informal) or third party claim, including without limitation claims by customers or suppliers, or claims by the U.S. or any state government or branch or instrumentality thereof, whether or not covered by insurance other than Warranty Claims; and (iii) the Company does not know, or have reasonable grounds to know, of any reasonable basis for any such action, suit, arbitration, litigation, proceeding (formal or informal), investigation, or third party claim, the results of which could reasonably be expected to have a Material Adverse Effect (after any insurance reimbursement).  The Company is not a party or subject to, or in default with respect to, the provisions of any order, writ, injunction, judgment or decree of any court or other governmental or regulatory authority.  There is no action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate other than collection actions in the ordinary course of business.

2.10.     Changes Since May 31, 2009.  Since May 31, 2009 and except as set forth in Schedule 2.10, the Company has conducted business in the ordinary course consistent with past practices and there has not been:

2.10.1.                                             any Material Adverse Effect (whether or not covered by insurance), including without limitation (i) any adverse change in the Company’s relationship with AT&T, (ii) any material adverse change in the Company’s relationships with any of its top ten vendors or suppliers, (iii) any material adverse change in or related to any permit necessary for the Company to operate its business as presently conducted, or (iv) any material adverse claims, complaints or performance problems related to any vehicle worked on or serviced by the Company;

2.10.2.                                             any increase in the salaries or other compensation payable or to become payable to, or any advance (excluding advances for ordinary business expenses) or loan to, any officer, director, employee or shareholder of the Company (except normal annual merit or cost of living increases made in the ordinary course of business and consistent with past practices), or any increase in, or any addition to, other benefits (including, without limitation, any bonus, profit sharing, pension or other plan) to which any of the Company’s officers, directors, employees or shareholders may be entitled, or any payments to any pension, retirement, profit sharing, bonus or similar plan except payments in the ordinary course of business and consistent with past practices made pursuant to the employee benefit plans described in Section 2.23 of the Disclosure Schedule, or any other payment of any kind to or on behalf of any such officer, director, employee or shareholder of the Company, other than payment of base compensation, bonuses and reimbursement for reasonable business expenses in the ordinary course of business;

2.10.3.                                             any transaction, contract or arrangement with a Related Party involving the Company as a party in interest, as required under an existing agreement or arrangement the terms of which are described in detail on Schedule 2.10.3 other than the Bachman Related Matters;

2.10.4.                                             any issuance or sale by the Company of shares of its capital stock or other securities of any kind (including securities exercisable for, or convertible into, shares of the Company’s capital stock); any acquisition by the Company, directly or indirectly, by redemption or otherwise, of any such capital stock; any reclassification or split-up any such capital stock, any declaration or payment of any dividends thereon in cash, securities or other property or any other distribution with respect thereto, or any grant or entry into any options, warrants, calls or commitments of any kind with respect thereto;

2.10.5.                                             any change with respect to the Company’s management or supervisory personnel;

2.10.6.                                             any failure to maintain in full force and effect all policies of insurance with respect to the Company now in effect or to give all material notices and present all material claims under all such policies in a timely fashion;

2.10.7.                                             any sale, disposition, mortgage, pledge or other Encumbrance of any property or assets of the Company having a value in excess of ten thousand dollars ($10,000) individually or twenty-five thousand dollars ($25,000) in the aggregate, except for sales of the Company’s products and services in the ordinary course of business and consistent with past practices;

2.10.8.              by the Company, (i) the incurring of any Indebtedness or agreement to incur any Indebtedness, or the incurring, assumption, or guarantee, of any obligation or liability (absolute or contingent), which (a) was not incurred in the ordinary course of business consistent with past practices, or (b) together with all debts of the Company, incurred since May 31, 2009 that were incurred not in the ordinary course of business, in the aggregate exceeds twenty-five thousand dollars ($25,000) in value; or (ii) the payment, discharge or satisfaction of any claim, liability or obligation (absolute, accrued, contingent or otherwise), other than such payment, discharge or satisfaction in the ordinary course of business consistent with past practices;

2.10.9.              any sale, lease, transfer, or assignment of any assets or properties of the Company, tangible or intangible, outside the ordinary course of business consistent with past practices;

2.10.10.                                       any cash disbursements of any nature in excess of twenty-five thousand dollars ($25,000), or commitments, including commitments for capital expenditures, in excess of twenty-five thousand dollars ($25,000), except in the ordinary course of business consistent with past practices;

2.10.11.                                       any amendment of the Company’s Organizational Documents or any change in its authorized or issued capital stock;

2.10.12.                                       entry by the Company into, or amendment, termination or failure to renew by the Company of, any material transaction, contract or commitment, except for this Agreement and the Related Agreements and the Transactions;

2.10.13.                                       any failure by the Company to operate in compliance with all applicable laws and in a responsible, professional manner;

2.10.14.                                       any conduct of the business of the Company not in the ordinary and usual course consistent with past practices;

2.10.15.                                       any cancellation, compromise, waiver or release of any material right or claim (or series of rights and claims which are related to one another) of the Company;

2.10.16.                                       any warranty claim related to or arising out of the Company’s products or services;

2.10.17.                                       by the Company, any adoption of, amendment or modification to or termination of any Plan or other material agreement, commitment or arrangement for the benefit of any of the directors, officers, employees or other service providers of the Company other than the termination of the Company’s employees participation in the Plans included among the Bachman Related Matters as of the Closing;

2.10.18.                                       any change to the Company’s accounting methods, principles or practices, or any tax elections by the Company which are outside the ordinary course of business consistent with past practices, except as listed on Schedule 2.10.18; or

2.10.19.                                       any arrangement or commitment by the Company to do anything described in the foregoing Sections 2.10.1 through 2.10.18.

2.11.     Real Property.  The Company owns no real property.  Schedule 2.11 lists all real property (the “Real Property”) in which the Company has any leasehold or other interest, lien, charge or Encumbrance thereon (“Real Property Interests”).  Each lease or agreement under which the Company is a lessee of any Real Property owned by any third party is a valid and subsisting agreement without any material default of the Company or of the other party thereto.  The Company’s possession of the Real Property has not been disturbed nor has any claim been asserted against the Company adverse to its rights in such Real Property Interests.  The Company has all necessary right to use the Real Property and the use of the Real Property by the Company conforms to all federal, state and local requirements regulating the use or improvement of real property and the operations thereon in all material respects including without limitation the Americans with Disabilities Act and applicable zoning and other local ordinances.   The execution, delivery or performance of this Agreement will not cause the loss of any zoning privileges, variances or clearances (collectively, “Zoning”) benefitting the Real Property, and neither the Company nor any of the Sellers has received notice of or knows of any proceeding or governmental inquiry, or any threatened proceeding or governmental inquiry, which might reasonably be expected to materially affect the Zoning of the Real Property.  Schedule 2.11 contains a summary description of the structures and improvements on any real property leased or otherwise used by the Company.

2.12.     Personal Property.  Except as set forth on Schedule 2.12, (i) the Company has all necessary right to use all personal property held by the Company or used in its business; (ii) all personal property owned or under lease by the Company, including that reflected in the Adjusted Balance Sheet, is held free and clear of Encumbrances except for the security interest securing the Buyer Loan; and (iii) the buildings, offices, and any other structures occupied by the Company, and all machinery, equipment and motor vehicles owned or used by the Company are in good operating condition, ordinary wear and tear excepted, and are adequate and sufficient for the operation of the Company’s business as currently conducted.  Set forth on Schedule 2.12 is a list of all personal property owned or leased by the Company with a value singly greater than $10,000.

2.13.     Inventory.  All of the inventory (finished goods, work in process and raw material) reflected on the Adjusted Balance Sheet of the Company has been valued at the lower of cost or market pursuant to the Accounting Practices consistently applied.  Such inventory is of good quality and salable in the ordinary course of business.  Set forth on Schedule 2.13 is a list of all current inventory of the Company as well as the fair market value thereof as of May 31, 2009.

2.14.     Restrictive Agreements.  Except as set forth in Schedule 2.14, (i) there are no contracts, agreements or understandings to which the Company or any officer level or other key employee or consultant of the Company is a party or under which the Company or any officer level or other key employee or consultant of the Company is in any way bound that in any way excludes or substantially restricts the Company or any such person from competing in any geographic area or business sector, and (ii) there are no contracts, agreements or understandings (other than any with Buyer) to which any Seller is a party or under which any Seller is in any way bound that in any way excludes or substantially restricts such Seller from competing in any line of business of the Company.

2.15.     Banking.  Schedule 2.15 lists the name of each bank, savings or other financial institution in which the Company has an account, lock box or safe deposit box and the purpose of such account, lock box or safe deposit box, the account numbers thereof, identification of the amount on deposit as of the date hereof, and the names of all persons authorized to draw thereon or to have access thereto.

2.16.     Intellectual Property.  Schedule 2.16 identifies all Intellectual Property that is material to the Company’s business as presently conducted, along with (if applicable) the registration numbers, dates of issuance and names of the inventors or authors of such patents, marks, names and copyrights and any other related information.  Except as set forth on Schedule 2.16, the Company owns the right to use all such Intellectual Property free and clear of all Encumbrances (other than the Buyer Loan); and the Company is not party to any license, agreement or arrangement of any kind, whether as licensee, licensor or otherwise, with respect to any such Intellectual Property.  Except as set forth on Schedule 2.16, (i) the Company has the right (but not necessarily the exclusive right) and authority to use such property and such other inventions, trade secrets (including customer lists), processes, models, designs and formulas as are necessary to enable it to conduct and to continue to conduct all phases of its business in the manner presently conducted by the Company, including, without limitation, the design, development, manufacture, use, import and sale of the products, technology and services of the Company; (ii) to the best of the Company’s and Sellers’ knowledge such use does not, and will not, conflict with, infringe on, or violate any rights of others; (iii) no loss, reduction or expiration of any material Intellectual Property rights is threatened, pending or reasonably foreseeable; (iv) there have been no claims made in the three (3) years prior to the date of this Agreement against the Company asserting the invalidity, abuse, misuse or unenforceability of any of its Intellectual Property, and there are no grounds for the same known or reasonably knowable to the Sellers; and (v) the Company has not received within the last three (3) years any notice of conflict with the asserted rights of others with respect to any Intellectual Property.  Except as set forth in Schedule 2.16, no payment of any kind to any third party will be owed by the Company with respect to the Intellectual Property utilized by the Company as of the date hereof following the Closing.

Except as set forth on Schedule 2.16, all technology related to, used in or necessary to the conduct of the business of the Company as presently conducted by the Company was written and/or created solely by either: (i) employees of the Company acting within the scope of their work or employment who have validly and irrevocably assigned all of their rights, including all Intellectual Property rights therein, to the Company; (ii) by third parties who have validly and irrevocably assigned all of their rights, including all Intellectual Property rights therein, to the Company or (iii) is in the public domain, and no third party owns or has any rights to any of the Company Intellectual Property except that which is in the public domain. Except as set forth on Schedule 2.16, all Company Intellectual Property will be fully transferable, alienable or licensable by the Company without restriction and without payment of any kind to any third party following the Closing.

2.17.     Proprietary Information and Invention Assignment.  Except as set forth on Schedule 2.17, each person currently or formerly employed by the Company (within the last two (2) years) has executed a confidential information and invention assignment agreement in the Company’s standard form delivered to counsel for the Buyer.  No such employee has excluded works or inventions made prior to his or her employment with the Company from his or her assignment of inventions pursuant to such employee’s confidential information and invention assignment agreement.  Except as set forth on Schedule 2.17, each consultant to the Company that has developed or worked on the Company’s intellectual property has entered into an agreement containing appropriate confidentiality and invention assignment provisions in the Company’s standard form delivered to counsel for the Buyer.  No officer, employee or consultant of the Company is in violation of such confidential information and invention assignment agreement or any prior employee contract or proprietary information agreement with any other corporation or third party.

2.18.     Insurance.  The Company has in full force and effect the policies of fire, public liability, product liability, life, theft, title, property damage, casualty, employee fidelity, employee health and welfare, workers’ compensation, property and liability insurance and other forms of insurance listed on Schedule 2.18, and the copies of such policies provided to Buyer are accurate and complete.  Such policies are of a nature and provide such coverage against loss to the extent and in the manner customary for companies engaged in similar businesses and owning similar assets or property in the same general areas in which the Company operates.  Furthermore, (i) the Company is not in breach or default under any such policies, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, of any such policy, and there is no material inaccuracy in any application for such policies or any predecessor policies, (ii) the Company’s activities and operations have been conducted in a manner so as to conform materially to the applicable provisions and requirements of such policies, and (iii) the Company has not received a notice of cancellation, non-renewal or premium increase with respect to any such policy.  The consummation of the Transactions will not cause a breach, termination, modification, or acceleration of any Company insurance policy.

2.19.     Contracts.  Schedule 2.19 correctly sets forth a list of all Material Contracts involving an amount in excess of twenty-five thousand dollars ($25,000) to which the Company is a party or by which the Company or its assets are bound.  The copies of the Material Contracts previously delivered to Buyer are complete and correct.  Except as shown on Schedule 2.19, each of the Material Contracts (a) has been duly authorized, executed and delivered by the parties thereto, (b) remains in full force and effect to the extent of its terms without any amendment, modification or waiver not reflected in the Material Contracts previously provided to Buyer, (c) is binding on the parties thereto in accordance with and to the extent of its terms and (d) is not subject to, and neither Company nor any of the Sellers has received any written notice threatening or declaring, termination as a result of any alleged uncured breach or default.  Except as shown on Schedule 2.19, the Company has performed all material obligations required to be performed by it to date under each Material Contract, and the Company is not in default under any existing note, mortgage, or other Material Contract.

2.20.     No Other Acquisition Agreement.  Neither Company nor any Seller is or intends to be a party to any agreement (other than this Agreement or the Related Agreements), formal or informal, written or oral, with any other entity concerning a merger, consolidation, asset or stock acquisition, disposition or other business acquisition or business combination transaction involving the Company.

2.21.     Suppliers and Customers.  Except as set forth in Schedule 2.21, no single supplier or customer is material to the business or operations of the Company.  Except as set forth on Schedule 2.21, since January 1, 2007, no supplier or customer of the Company has (i) canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with the Company, (ii) materially decreased or limited or threatened to materially decrease or limit, its services, supplies or materials to the Company or its usage of the products or services of the Company (other than due to the Company requesting less of such service, supplies or materials, or the Company selling less of such products or services in the ordinary course of business), or (iii) had a dispute of any nature with the Company, in each case in a matter which involves over twenty-five thousand dollars ($25,000) other than Warranty Claims or Supplier Warranty Claims, and neither Company nor any Seller has notice that any supplier or customer of the Company intends to do any of the foregoing or other reason to believe that any of the foregoing may occur.  To the best of the Company’s and each Seller’s knowledge, the Transactions will not materially adversely affect the relationship of the Company with any of their respective suppliers or customers, subject to consent to the Transactions by AT&T.

2.22.     Officers, Directors and Employees.  Schedule 2.22 sets forth the names of all present officers and directors of the Company, and any employee, consultant, distributor, independent contractor, agent or representative of the Company.  Except as set forth on Schedule 2.22, to the best of the Company’s and each Seller’s knowledge, none of the Company’s officers or directors (including, with respect to the officers and directors, their family members by blood or marriage, e.g., parents, spouse, siblings, children and in-laws) (i) owns, directly or indirectly, individually or collectively, any interest in a corporation, partnership, firm, association or sole proprietorship, which is either a competitor, potential competitor, customer or supplier of the Company or has an existing contractual relationship with the Company; or (ii) owes any money to or is owed any money by the Company, other than (A) indebtedness for compensation earned in the ordinary course of business and not yet paid but accrued on the Financial Statements and (B) the Other Indebtedness.

2.23.     Benefit Plans.

2.23.1.                                             As of the Closing Date, the Company will have delivered or made available to Buyer true and correct copies of (i) all “employee benefit plans” within the meaning of Section 3(3) of ERISA, (ii) all employment agreements, and (iii) all other written employee benefit, bonus, or other compensation plans which the Company maintains or in which the Company participates (each a “Plan” and, collectively, the “Plans”).  Other than the Plans, the Company has no employee benefit, bonus, vacation pay, sick pay, leave of absence, employee discount, change in control or other compensation arrangements, policies or practices, whether legally binding or not.

2.23.2.                                             None of the Plans is a defined benefit Plan, and the Company has never sponsored, maintained or contributed to, or ever been obligated to contribute to, a defined benefit Plan.

2.23.3.                                             None of the Plans is a multiemployer Plan, and the Company has never contributed to, or ever been obligated to contribute to, a multiemployer Plan.

2.23.4.                                             The Company does not maintain or contribute to any plan that provides health benefits to an employee after the employee’s termination of employment or retirement except as required under Section 4980B of the Code and Sections 601 through 608 of ERISA.

2.23.5.                                             All contributions to Plans that are required to be made by the Company prior to the Closing Date have been made or will have been made prior to the Closing Date.

2.23.6.                                             With respect to each Plan:

(a)           no prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory exemption is not available; and

(b)           no action or claims (other than routine claims for benefits made in the ordinary course of Plan administration for which Plan administrative review procedures have not been exhausted) are pending against or with respect to the Plan, any employer who is participating (or who has participated) in any Plan, or any fiduciary (as defined in Section 3(21) of ERISA) of the Plan.

2.23.7.                                             The Company has no liability (whether joint or several) for a fine under Section 502 of ERISA.

2.23.8.                                             All of the Plans, to the extent applicable, are in compliance with the continuation of group health coverage provisions contained in Section 4980B of the Code and Sections 601 through 608 of ERISA.

2.23.9.                                             The Bachman Related Matters shall be terminated as of Closing.

2.24.     Environmental Matters.  The Company and Sellers have furnished Buyer with all material information which they possess or could obtain with reasonable effort pertaining to the environmental history of the Premises and with copies of all sampling and test results that the Company possesses obtained from all environmental and/or health samples, tests and monitoring programs taken or conducted at and around the Premises, and all such information and copies of test results provided to Buyer are true, accurate and complete.  The Company has materially complied with, and the Company and the Premises are in material compliance with, the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder, pertaining to storage and disposal of pathogens and radioactive substances, air and water quality, Hazardous Materials, waste disposal, air emissions, water discharges, and other environmental and health safety matters with respect to the use or occupation of the Premises.  Except as set forth on Schedule 2.24, (i) the Company has not generated, handled, treated, stored, transported or disposed of any Hazardous Material, and neither the Premises nor any real property adjacent to, adjoining, or in the vicinity of the Premises has been or is being used for the generation, handling, treatment, storage, transportation or disposal of any Hazardous Material and (ii) the Company does not have any liability or obligation relating to the use, transportation, storage or disposal of Hazardous Material nor has the Company or any Seller received notice of, nor does the Company or any Seller know or have reason to know of any facts or circumstances which might reasonably be expected to give rise to liability relating to the use, transportation, storage, or disposal of Hazardous Materials, or which might reasonably be expected to give rise to liability for employee exposure to Hazardous Materials.  The Company has disposed or arranged for the disposal of their solid and liquid wastes in compliance with applicable Hazardous Materials laws and only at the locations listed on Schedule 2.24.  The Company has not disposed or arranged for the disposal of any waste or Hazardous Materials to any location which is listed or proposed for listing under CERCLA, or on any similar state list, or which to the Company’s knowledge is the subject of federal, state or local enforcement actions or other investigations which may lead to liability on the part of the Company or Buyer for site investigation or cleanup costs, remedial work, damages to natural resources or for personal injury.  The Company does not own or lease any property located on a site which is listed or proposed for listing under CERCLA or on any similar state list.

2.25.     Compliance with Laws.  The Company is not in violation of any applicable law or regulation, or of any judgment, order, decree or other requirement of any court, tribunal or governmental body, or any agency or official acting in an official capacity, the violation of which, individually, has or might reasonably be expected to result in a Material Adverse Effect.  Without limiting the generality of the foregoing, the Company has always been and is currently in compliance with all applicable rules and regulations (state or federal) governing the business of modifying/converting and selling natural gas vehicles, except to the extent that any such violations referred to above, individually or in the aggregate, has not had and would not reasonably be expected to result in a Material Adverse Effect.

2.26.     Permits.  The Company has all Permits required for the ownership, use and operation of all of the Company’s property and assets, both real and personal, and all other Permits which are necessary or proper for the conduct of the Company’s business.  Each Permit with respect to the Company is listed on Schedule 2.26.  Immediately after the Closing, each Permit will be valid and in full force and effect with respect to the Company and will not be subject to any pending or threatened proceeding to be revoked, limited or negated.  Neither Company nor any Seller knows or has reason to know of any facts or circumstances which would reasonably be expected to prevent renewal of the Permits listed on Schedule 2.26 after the Closing prior to their scheduled expiration or require additional Permits or Permit conditions in order to operate the Premises as presently operated.  The Company is in compliance in all material respects with the Permits.

2.27.     Labor Relations; Employees and Consultants.  The Company currently employs a total of approximately 27-30 employees and utilizes on a regular basis the services of approximately 1 consultant and generally enjoys good employer-employee or consulting relationships with such employees and consultant.  Except as set forth on Schedule 2.27: (i) the Company is not a party to any legally binding, written employment or consulting agreement, contract or arrangement, and accurate and complete copies of any such employment and consulting contracts, as amended, listed on Schedule 2.27 have been provided to Buyer; (ii) all employees and consultants to the Company not parties to contracts listed on Schedule 2.27 are at will, and their retention by the Company may be terminated at any time with or without cause and without penalty except as provided by applicable law; (iii) the Company does not have any formal or informal, express or implied, severance or termination notice plan, program or policy, and upon termination of the employment of any employee or consulting arrangement with any consultant, neither Buyer nor the Company would be liable to any such terminated employee or consultant for “severance pay,” or any other payments by reason of anything which occurred prior to the Closing Date, except as provided by applicable law; (iv) each employee of the Company, at the time of hiring and orientation, was presented with a copy of the “BAF Technologies Employee Reference Manual” (the “Employee Handbook”), a copy of which has been previously provided to Buyer by Company, and was given time to review it and access to knowledgeable supervisory personnel to explain all terms therein, and thereafter properly initialed and signed such copy, and all such copies executed by any person who has been an employee of the Company at any time during the last five (5) years are in the possession of the Company; (v) the Company is not more than thirty (30) days delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, benefits, bonuses or other direct or indirect compensation for any services performed by him or her to the date hereof or amounts required to be reimbursed to any of its employees or consultants; (vi) there is no pending or threatened litigation by any employees or consultants with respect to the Company, and no facts exist which would form the basis for any valid claim against the Company by any of its employees or consultants (other than for usual wages and benefits) that would result in the aggregate in a Material Adverse Effect; (vii) there are no pending or threatened administrative actions or claims with respect to the Company’s relationship to any employee or consultant including, without limitation, discrimination (whether for sex, age, race, religion, national origin or any other reason), and no facts exist which would form the basis for any successful administrative action or valid administrative claim against the Company with respect to the Company’s relationship to any employee or consultant that would result in the aggregate in a Material Adverse Effect; (viii) the Company is in compliance with all federal, state and local laws and regulations respecting labor, employment and employment practices, terms and conditions of employment and wages and hours, except to the extent that any noncompliance would not have a Material Adverse Effect; (ix) there is no unfair labor practice complaint against the Company pending before the National Labor Relations Board or any comparable state, local or foreign agency; (x) there is no material labor strike, dispute, slowdown or stoppage actually pending or threatened against or involving the Company; and (xi) the Company is not a party, nor is it subject, to any collective bargaining agreement and none is currently being negotiated, and neither Company nor any Seller is aware of any union organizing activities in connection with the Company.  The Company has no plans to terminate, and to the best of the Company’s and each Seller’s knowledge, no executive or key employee or consultant of the Company has any plans to terminate the employment or consulting relationship of any such Person with the Company either prior to or within 180 days after the Closing, except as set forth in Schedule 2.16.

2.28.     Taxes.

2.28.1.                                             The Company has filed or caused to be filed in a timely manner all Returns that it was required to file.  All such Returns were materially correct and complete.

2.28.2.                                             All Taxes owed by the Company have been paid when due.  All Taxes that the Company has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly paid to the proper Governmental Authority.  No claim has been made within five (5) years prior to the date of this Agreement by an authority in a jurisdiction where the Company does not file Returns that it is or may be subject to taxation by that jurisdiction.  There are no liens for Taxes on any of the Company’s properties or assets, other than liens for Taxes not yet due and payable or for Taxes that the Company is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established; the amount of each such liens is set forth in the Disclosure Schedule.

2.28.3.                                             No deficiencies for Taxes have been claimed, proposed or assessed by any Governmental Authority against the Company, that are unpaid.  There are no pending or, to the best of the Company’s knowledge, threatened audits, investigations or claims for or relating to any additional liability in respect of Taxes.

2.28.4.                                             The unpaid Taxes of the Company (i) did not, as of the date of the Adjusted Balance Sheet, exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Adjusted Balance Sheet (rather than in any notes thereto), and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practices of the Company in filing its Returns, except for the income taxes for the Short Period (which shall be the responsibility of the Sellers).

2.28.5.                                             The Company is not a party to or bound by any obligations under any tax sharing, tax allocation, tax indemnity or similar agreement or arrangement.

2.28.6.                                             The Company has made an election to be taxed as an “S” corporation under Section 1362(a) of the Code, and has qualified as an S corporation for federal and state income tax purposes (in the states the Company is qualified to conduct business) at all times since its formation.

2.28.7.                                             Since the date of the Adjusted Balance Sheet, the Company has written off, in accordance with its understanding of GAAP and applicable income tax law, unamortized costs associated the Research and Development Reserve relating to pre-2008 vehicles.  The write-offs recorded by the Company total approximately $626,000; this amount exceeds the previously established reserve by approximately $26,000.  The Buyer acknowledges this write-off and, assuming such write-offs are in accordance with GAAP and allowable under applicable income tax law, has no objections to it.

2.29.     Indebtedness.  Schedule 2.29 sets forth all the outstanding Indebtedness of the Company, all of which may be repaid at any time without premium or penalty.

2.30.     No Finder’s Fee.  Neither Company nor any of the Company’s shareholders, officers, directors, Agents or employees have agreed to pay a commission, finder’s or investment banking fee, or similar payment in connection with the Transactions or any matter related hereto to any Person, nor has such Person taken any action on which a claim for such payment could be based.

2.31.     Sale of Stock.  Subject in part to the truth and accuracy of Buyer’s representations set forth in Article 4 of this Agreement, the offer and sale of the Stock as contemplated by this Agreement are exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”), and will not result in a violation of the qualification or registration requirements of any applicable state securities laws, and neither the Company nor any Seller nor any authorized Agent acting on behalf of any of them will take any action hereafter that would cause the loss of such exemption..

2.32.     Accuracy of Information Furnished.  No statement or information contained in any representation herein of the Company or of Sellers, or in any schedule, certificate or other document or information furnished (or to be furnished) in writing, in connection with this Agreement, the Related Agreements or the Transactions, by or on behalf of the Company or any Seller to Buyer or its Agents (other than previous financial statements which have been restated and are attached hereto as Schedule 2.6) contains any untrue statement of a material fact, provided however, neither the Company nor Sellers make any representation concerning forecasts and projections.

2.33.     Due Diligence Access.  As of the Closing, Sellers and the Company shall have provided the Buyer and the Buyer’s Agents with full and complete access to all of the Company’s records and other documents and data, and shall have produced all documents and related materials in response to the itemized requests on the Buyer’s due diligence request list sent to the Company in contemplation of the Transactions.

2.34.     No Other Representations or Warranties.  The Company does not make any representations or warranties to the Buyer except as specifically set forth in this Agreement and the Related Agreements.

3.                                       REPRESENTATIONS AND WARRANTIES OF SELLERS REGARDING SELLERS AND RELATED MATTERS.

As a material inducement for Buyer to enter into this Agreement, each Seller represents and warrants to Buyer that each of the statements in this Article 3 is complete and correct as of the date hereof and will be complete and correct as of the Closing Date, all except as expressly set forth in the Disclosure Schedule attached hereto, specifying by number the representation qualified:

3.1.           Capital Stock.  Such Seller holds of record, owns beneficially and has good and marketable title to all of such Stock owned by such Seller as reflected on Schedule 2.4, free and clear of Encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims and demands.  Such Seller does not hold of record, own beneficially or otherwise have any claim or title to any shares of capital stock of the Company other than that reflected on Schedule 2.4, nor does such Seller hold of record, own beneficially or otherwise have any claim or title to any securities convertible into or exercisable for shares of capital stock of the Company, except as set forth on Schedule 2.4.  Such Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Stock which will survive the Closing Date.  Sellers collectively own 100% of the outstanding capital stock of the Company.

3.2.           Agreements Authorized.  Such Seller has all necessary power and authority to execute and deliver this Agreement and the Related Agreements to which such Seller is a party, and to consummate the Transactions.  The execution, delivery and performance of this Agreement, and the Related Agreements to which such Seller is a party, by such Seller have been duly authorized by all necessary corporate and other action and do not require notice to, or the consent or approval of, any governmental or other regulatory authority or other person.  This Agreement, and the Related Agreements to which such Seller is a party, have been duly executed and delivered by each Seller, and are legal, valid and binding obligations of each such Seller enforceable against such Seller in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

3.3.           No Conflict.  The execution, delivery and performance by each Seller of this Agreement and the Related Agreements to which such Seller is a party will not (i) modify, breach or constitute grounds for the occurrence or declaration of a default under or allow another party a right to terminate any agreement, indenture, undertaking or other instrument to which such Seller is a party or by which it or any of its assets may be bound or affected, (ii) violate any provision of law or any regulation or any order, judgment, or decree of any court or other agency of government to which such Seller is subject, (iii) violate any provision of the Organizational Documents of any such corporate Seller which is a corporation, or partnership agreement of any such Seller which is a partnership, or trust instrument of any such Seller which is a trust, or (iv) result in the creation or imposition of (or the obligation to create or impose) any Encumbrance or other claim on any of the properties of such Seller.

3.4.           Litigation.  There is no action, suit, proceeding or investigation pending or currently threatened against such Seller that questions the validity of this Agreement or the Related

Agreements, the right of the Seller to enter into this Agreement or the Related Agreements, or to consummate the Transactions, or that could reasonably be expected to result, either individually or in the aggregate, in any Material Adverse Effect.

3.5.           No Finder’s Fees.  Neither Seller nor any other Person acting on behalf of such Seller has agreed to pay a commission, finder’s or investment banking fee, or similar payment in connection with the Transactions or any matter related hereto to any Person, nor has such Person taken any action on which a claim for such payment could be based.

3.6.           Other Business.  Such Seller does not have any Affiliate or any direct or indirect equity participation in any other corporation, partnership, trust, or other business association that engages in the Business, other than the Company.

3.7.           Solvency.

3.7.1.                Within the three (3) years preceding the date of this Agreement, such Seller has not, at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, (iv) admitted in writing its inability to pay its debts as they become due, (v) been convicted of, or pleaded guilty to, any felony, or (vi) taken or been the subject of any action that may have an adverse effect on its ability to comply with or perform its covenants or obligations under this Agreement or the Related Agreements.

3.7.2.                Such Seller has the capacity and financial capability to comply with and perform all of the covenants and obligations under this Agreement and the Related Agreements.  Further, the Purchase Price represents reasonably equivalent value for the Stock, and upon consummation of the Closing, after giving effect to the consummation of all of the Transactions, including without limitation receipt of the payments to be made to the Sellers as contemplated in this Agreement, such Seller will not be insolvent.

3.8.           Review of Agreement; Acknowledgement.  Such Seller has carefully reviewed this Agreement and the Related Agreements to which such Seller is a party, fully understands and is aware of their terms, and understands such Seller’s rights, obligations and responsibilities hereunder and thereunder.  Such Seller has reviewed this Agreement and the Related Agreements to which such Seller is a party with such of the Seller’s legal and other professional advisors as the Seller considered to be appropriate.  Such Seller acknowledges that no facts or circumstances exist which provide a basis for any claim, demand, action, cause of action, in law or in equity, or suit by such Seller against the Company.

3.9.           No Other Representations or Warranties.  Sellers do not make any representations or warranties to the Buyer except as specifically set forth in this Agreement and the Related Agreements.

4.                                       REPRESENTATIONS AND WARRANTIES OF BUYER.

As a material inducement for Sellers and the Company to enter into this Agreement, Buyer represents and warrants that each of the following statements in this Article 4 is complete and correct as of the date hereof, and will be true and correct as of the Closing except to the extent set forth in a written certificate delivered to the Sellers at the Closing:

4.1.           Due Organization.  Buyer (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of California and (ii) has the corporate power and authority to own its properties, to carry on its business as now conducted and to purchase the Stock.

4.2.           Agreements Authorized.  Buyer has all necessary corporate power and authority, and has taken all corporate action necessary, to authorize, execute and deliver this Agreement and the Related Agreements, to consummate the Transactions and to perform its obligations hereunder and thereunder and such authorization, execution and delivery does not require notice to or the consent or approval of any governmental or regulatory authority or Person.  This Agreement and the Related Agreements have been duly executed and delivered by Buyer and are legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

4.3.           No Conflict.  The execution, delivery and performance by Buyer of this Agreement and the Related Agreements and the consummation of the Transactions will not (i) modify, breach or constitute grounds for the occurrence or declaration of a default under or allow another party a right to terminate any agreement, indenture, undertaking or other instrument to which Buyer is a party or by which Buyer or any of its assets may be bound or affected, (ii) violate any provision of law or any regulation or any order, judgment, or decree of any court or other agency of government to which Buyer is subject (except that Buyer makes no representation regarding regulatory approvals or notices required because of the nature of the Company or their businesses), or (iii) violate any provision of the Buyer’s Organizational Documents.

4.4.           No Finder’s Fees.  Buyer has neither entered into, nor will it enter into, any contract, agreement, arrangement or understanding with any person or firm which will result in the obligation of the Sellers to pay any finder’s fee, brokerage commission or similar payment in connection with the Transactions.

4.5.           Consents.  All consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations or filings with, any governmental authority required on the part of the Buyer in connection with the consummation of the

Transactions have been or shall have been obtained prior to and shall be effective as of the Closing.

4.6.           Investment Representation.  Buyer is acquiring the Stock for its own account, not as a nominee or agent, for investment and not with a view to, or for resale in connection with, any distribution thereof.  Buyer represents that by reason of its, or of its management’s, business or financial experience, Buyer has the capacity to protect its own interests in connection with the Transactions.  Buyer is able to bear the loss of its entire investment in the Company.  Buyer is not a corporation, partnership or other entity specifically formed for the purpose of consummating the Transactions.  Buyer understands that the Stock has not been registered under Act by reason of a specific exemption from the registration requirements of the Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Buyer’s representation herein.

5.                                       MUTUAL COVENANTS OF BUYER, COMPANY AND SELLERS.

5.1.           Public Announcements.  Buyer, the Company and Sellers shall agree in good faith on the content and substance of all public announcements concerning the Transactions; provided that nothing in this Section 5.1 shall interfere with Buyer’s public reporting and disclosure obligations under applicable law, including without limitation the Securities Exchange Act of 1934, as amended, and rules and regulations promulgated thereunder.

5.2.           Consents.  As promptly as practicable after the date of this Agreement, the Company shall effect all filings, registrations and requests for consent with, and use best efforts to obtain all consents, authorizations, approvals and declarations from, all third parties and government agencies required under laws applicable to the Company or Sellers or contracts to which the Company or Sellers are party for the Company and Sellers to consummate the Transactions.  The Company shall use best efforts to obtain consents required, if any, in order to enable the Company to retain after the Closing all rights under existing real and personal property leases and other contracts, without modification except for those modifications specified in Schedule 5.2.  Buyer shall use reasonable efforts to assist the Company and Sellers as reasonably requested with all matters described above in this Section 5.2.  In addition, as promptly as practicable after the date hereof, Buyer will make all filings with governmental bodies and other regulatory authorities, and use all reasonable efforts to obtain all permits, approvals, authorizations and consents of all third parties, necessary under laws applicable to Buyer or contracts to which Buyer is party for Buyer to consummate the Transactions.

5.3.           Taxes.  Responsibility for the preparation and filing of the Company’s federal, state or other Returns and the payment of all Taxes with respect to such Returns shall be as follows:

5.3.1.              Preparation of Tax Returns.  The Company shall prepare and timely file all Returns and amendments thereto required to be filed by or on behalf of the Company on or before the Closing Date.  Buyer shall have a reasonable opportunity to review all Returns and amendments thereto.  The Company shall pay and discharge all Taxes, assessments and governmental charges upon or against the Company or any of its properties or assets, and all liabilities at any time existing, before the same shall become delinquent and before penalties accrue thereon, except to the extent and as long as:  (a) the same are being contested in good faith and by appropriate proceedings pursued diligently and in such a manner as not to cause any Material Adverse Effect; and (b) the Company shall have set aside on its books reserves (segregated to the extent required by sound accounting practice) in the amount of the demanded principal imposition (together with interest and penalties relating thereto, if any), except for income taxes for the Short Period which shall be the responsibility of Sellers.  Between the date of this Agreement and the Closing Date, the Company shall give Buyer and its authorized representatives full access to all properties, books, records and Returns of or relating to the Company, whether in possession of the Company or its third-party professional advisors or representatives, in order that Buyer may have full opportunity to make such reasonable investigations as it shall desire to make of the affairs of the Company.  The Company shall ensure that all third-party advisors and representatives of the Company, including without limitation accountants and attorneys, fully cooperate and be reasonably available to Buyer in connection with such investigation.  The Company shall, as of the Closing Date, terminate all tax allocation agreements or tax sharing agreements (if any) with respect to the Company and shall ensure that such agreements are of no further force or effect as to the Company on and after the Closing Date and there shall be no further liability of the Company under any such agreement.

5.3.2.                Post-Closing and Cooperation.

(a)           Each Seller shall be severally liable for (pro rata in accordance with the ownership of Stock by the Seller) and cause the payment of all Taxes arising from or in relation to the Transactions.  In addition, Sellers shall be severally liable for (pro rata in accordance with the ownership of Stock by the Seller) all other Taxes that may be due after the Closing Date that are allocable to any period of the Company prior to and including the Closing Date.  In order appropriately to apportion any of these Taxes relating to a period that includes (but that would not, but for this Section, close on) the Closing Date, the parties hereto will, to the extent permitted by applicable law, elect with the relevant taxing authorities to treat for all purposes the Closing Date as the last day of a taxable period of the Company, and such period shall be treated as a “Short Period” and a “Pre-Closing Period” for purposes of this Agreement.  In any case where applicable law does not permit the Company to treat the Closing Date as the last day of a Short Period, then for purposes of this Agreement, the portion of such Taxes that is attributable to the operations of the Company for such Interim Period (as defined below) shall be (i) in the case of Taxes that are not based on income or gross receipts, the total amount of such Taxes for the period in question multiplied by a fraction, the numerator of which is the number of days in the Interim Period, and the denominator of which is the total number of days in the entire period in question, and (ii) in the case of Taxes that are based on income or gross receipts, the Taxes that would be due with respect to the Interim Period, if such Interim Period were a Short Period.  “Interim Period” means with respect to any Taxes imposed on the Company on a periodic basis for which the Closing Date is not the last day of a Short Period, the period of time beginning on the first day of the actual taxable period that includes (but does not end on) the Closing Date and ending on and including the Closing Date.

(b)           Buyer and the Company shall file and control any Returns required to be filed by the Company after the Closing Date, except for any Returns for any Short Period, Pre-Closing Period and Interim Period, which Buyer, Company and Sellers agree shall be prepared by Chilton & Medley, PLC at a cost to Buyer not to exceed $25,000.  Each Seller agrees that such Seller shall provide, and shall cause its accountants and other representatives to provide, to Buyer on a timely basis the information, including but not limited to all work papers and records relating to the Company, that such Seller or its accountants or other representatives actually have within their control and that may be reasonably necessary or related to (i) the preparation of any and all Returns, information returns and reports required to be filed by Buyer or the Company with governmental agencies and (ii) audits or other tax determinations or proceedings by or before such agencies, such information to be provided in the form in which it has in the past been maintained, by their accountants or other representatives.

5.3.3.              Payment.  With respect to the filing of the Returns referred to in Sections 5.3.1 and 5.3.2, the Company shall pay an amount equal to the Taxes shown as due on such Returns and, at least one (1) day prior to the date the Return is due to be filed, each Seller shall pay (and it shall be each Seller’s several, pro rata in accordance with the Seller’s ownership of Stock, obligation to so pay) to the Company, if prior to the Closing Date, or to the Buyer, if after the Closing Date, an amount equal to any Taxes shown as due on such Returns for all periods, or portions thereof, ended on or before the Closing that are in excess of the amounts provided for such liabilities on the Adjusted Balance Sheet or the current liability accruals for Taxes (excluding reserves for deferred Taxes) for any period ending on or before the Closing Date as reflected on the Company’s books at the Closing Date, together with any penalties and interest attributable to such excess liabilities.  Buyer shall cause the Company to prepare and file on a timely basis all Returns for Taxes that may become due after the Closing Date that are allocable to any period of the Company after the Closing Date (“Post-Closing Periods”) and shall cause the Company to pay the amount of Tax shown as due on such Returns.

5.3.4.              Accuracy.  The Company and Buyer each agrees that the Returns for which each is responsible either for preparing or causing the Company to prepare will be accurate and complete in all material respects.

5.3.5.              Consistency.  The Company shall not file any Return or any amended Return or refund claim for a Pre-Closing Period which reports income,

deductions or credits with respect to the Company inconsistently with past practices, except as referred to in Section 5.3.7 hereof, unless Buyer shall provide its consent, which Buyer may refuse to do in its sole and absolute discretion.

5.3.6.              Transfer Taxes.  Sellers shall be jointly and severally responsible for, and shall pay or reimburse promptly when and if due, all applicable Taxes which may be imposed in any jurisdiction, or by any authority, in connection with or arising from the Transactions.  Sellers shall timely prepare and file all appropriate Tax returns and other documents due in any jurisdiction in connection with the Transactions.

5.3.7.              S Corporation Matters.  The parties agree that Buyer shall make an election under Section 338(h)(10) of the Code and any comparable election under state or local tax law with respect to the Transactions and the Company and Sellers shall cooperate with respect to the making of such an election and sign all documents and forms requested by Buyer in connection therewith.  In addition, the parties agree that, to the extent the parties and the Company have an election to do so, the parties and the Company shall elect to allocate items of income, gain, loss, deduction, and credit to the short taxable year ending on the Closing Date on the basis of a closing of the books of the Company as of the Closing Date.  The parties further agree that all reasonable costs related to any such election by the Company under Section 338(h)(10) of the Code (and any comparable election under state or local tax law with respect to the Transactions), including without limitation the costs of any audit related such election, shall be the responsibility of the Buyer and that Chilton & Medley, PLC shall be designated to perform all necessary accounting work related to any such audit.

5.3.8.              Allocation of Purchase Price.  As soon as practicable after the Closing, Buyer shall provide to the Shareholder Representative for his review and approval (which approval shall not be unreasonably withheld) a proposed allocation of the Purchase Price among the various classes of Company assets (as such classes are defined for the purposes of Section 1060 of the Code).  All allocations made pursuant to this Section 5.3.8 shall be made in accordance with the requirements of Section 1060 of the Code.  None of the parties shall take a position on any tax return (including IRS Form 8594), before any Governmental Authority or in any judicial proceeding that is in any manner inconsistent with such allocation (provided the Sellers and Buyer have agreed to such allocation) without the written consent of the other parties to this Agreement or unless specifically required pursuant to a determination by an applicable Governmental Authority.  The parties shall promptly advise each other of the existence of any tax audit, controversy or litigation related to any allocation hereunder.

5.3.9.              Post-Closing Bachman Related Matters Payments.  The Company will pay the expenses of the Bachman Related Matters to the extent not known at Closing in an amount not to exceed the monthly amounts described in Section 1.3.5 for obligations incurred for Bachman Related Matters through the Closing Date.

6.                                       ADDITIONAL COVENANTS OF COMPANY AND SELLERS.

6.1.           Conduct Prior to Closing. The Company and Sellers, jointly and severally, commit to the Buyer that, between the date of this Agreement and the Closing, unless Buyer shall otherwise consent in writing (which Buyer may refuse to do in its sole and absolute discretion) or except as expressly contemplated by this Agreement:

6.1.1.              Sale of the Stock.  Sellers shall not sell, transfer, dispose of, mortgage, pledge or encumber any of the Stock or otherwise subject any of the Stock to any Encumbrances of any kind.

6.1.2.              Capital Stock Changes; Dividends; Redemptions.  The Company shall not issue or sell any shares of its capital stock or other securities, acquire directly or indirectly, by redemption or otherwise, any such capital stock, reclassify or split-up any such capital stock, declare or pay any dividends thereon in cash, securities or other property or make any other distribution with respect thereto, or grant or enter into any options, warrants, calls or commitments of any kind with respect thereto.

6.1.3.              Ordinary Course.  The business of the Company shall be conducted only in the ordinary and usual course consistent with past practices.

6.1.4.              Personnel.  The Company and Sellers shall use their best efforts in good faith to prevent any change with respect to the Company’s management and supervisory personnel.  The Company shall not: (i) hire any new employee other than in the ordinary course of business, (ii) terminate any officer or key employee of the Company, (iii) increase the annual level of compensation of any existing employee, (iv) establish or adopt any Plan, or (v) grant any new bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director or consultant of the Company, except in accordance with existing rates of pay.

6.1.5.              Goodwill.  The Company and Sellers shall use their best efforts in good faith to preserve the goodwill of customers, suppliers, and others having business relations with the Company (including, without limitation, AT&T) and shall use their best efforts to serve customers of the Company in an efficient manner and to retain such customers.

6.1.6.              Insurance.  The Company and Sellers shall use their reasonable efforts to maintain in full force and effect all policies of insurance with respect to the Company now in effect and shall give all notices and present all claims under all such policies in a timely fashion.

6.1.7.              Sale or Acquisition of Assets.  The Company shall not sell, transfer, dispose of, mortgage, pledge or otherwise subject to any Encumbrances of any kind any of its assets or property having a value in excess of five thousand dollars

($5,000) individually or twenty thousand dollars ($20,000) in the aggregate, except for the sale of inventory in the ordinary course of business consistent with past practices.

6.1.8.              Indebtedness.  The Company shall not (i) borrow or agree to borrow any funds or incur, assume, or guarantee, any obligation or liability (absolute or contingent), which (a) is not incurred in the ordinary course of business consistent with past practices, or (b), if incurred outside the ordinary course of business consistent with past practices, exceeds twenty thousand dollars ($20,000) in value; (ii) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practices of liabilities or obligations reflected or reserved against in the Financial Statements or incurred after the dates thereof in the ordinary course of business consistent with past practices; or (iii) except as shown on Schedule 6.1.8, write off as uncollectible any Accounts Receivable or other indebtedness with a value in excess of ten thousand dollars ($10,000).

6.1.9.              Related Party Transactions.  The Company shall not effect any transaction with any Related Party, except as required under an existing agreement or arrangement the terms of which are described in detail on Schedule 2.10.3 hereto, nor shall the Company enter into any new contract or arrangement with any Related Party other than termination of the Bachman Related Matters (or the Company’s employee participation therein) at Closing.

6.1.10.                                             Cash Disbursements; Capital Commitments.  The Company shall not make any cash disbursements of any nature in excess of twenty-five thousand dollars ($25,000) or commitments, including commitments for capital expenditures, in excess of twenty-five thousand dollars ($25,000), except in the ordinary course of business.

6.1.11.                                             Amendment of Organizational Documents.  The Company shall not amend its Organizational Documents or make any change in its authorized or issued capital stock.

6.1.12.                                             Preservation of Organization.  The Company and Sellers shall use their best efforts (i) to maintain at all times the status of the Company as a corporation duly organized, validly existing, in good standing and duly qualified and licensed to conduct its business as now being conducted in each of the jurisdictions in which such business is now being conducted; (ii) to maintain in effect all Permits that are required for the Company to carry on its business; and (iii) to preserve the Company’s business organizations intact.

6.1.13.                                             Standard of Conduct.  The Company shall operate in compliance with all applicable laws and in a responsible, professional manner.

6.1.14.                                             Prohibited Discussions.  Neither Company, nor any Seller, nor any Agent of the Company or of any Seller, shall solicit, encourage or respond to any inquiries from any person or entity, or provide information to, or conduct negotiations with, any other person or entity concerning a sale of all or any part of the assets of Company (except a sale of assets of immaterial value or of inventory in the ordinary course of business consistent with past practices), sale of Stock or other authorized capital stock of the Company, merger, consolidation, or other form of business acquisition or business combination transaction involving Company, the Stock or other authorized capital stock of the Company.  The Company and Sellers shall promptly reject any such inquiry or proposal.

6.1.15.                                             Maintenance of Assets.  The Company and the Sellers shall maintain all of the assets of the Company in good repair, order and condition, reasonable wear and tear excepted, and except for properties and assets otherwise disposed of, sold or consumed in the ordinary course of business consistent with past practices or where the book value of disposed, sold or consumed properties or assets does not exceed ten thousand dollars ($10,000) individually.  Neither the Company nor any of the Sellers shall change or announce any change to the Company’s products or services.

6.1.16.                                             Amendments to Contracts.  Neither the Company nor any Seller shall amend any Material Contract other than termination of the Bachman Related Matters (or the Company’s employee participation therein) at Closing.

6.1.17.                                             Prohibited Transactions.  The Company shall not acquire by merging or consolidating with, or by purchasing any equity securities or assets (which are material, individually or in the aggregate, to the Company) of, or by any other manner, any business or any other entity.

6.2.           Access.  From the date hereof through the Closing, the Company and Sellers shall (i) permit Buyer and its authorized representatives to have full access during normal business hours and under reasonable conditions to any and all premises, properties, files, books, records, documents and other information of the Company, (ii) provide Buyer and its authorized representatives with all information which such parties reasonably request concerning the foregoing matters, including without limitation, the financial condition and results of operation of the Company, (iii) otherwise reasonably cooperate with and assist Buyer and its authorized representatives in connection with their investigation, (iv) upon the request of Buyer, deliver to such party true and correct copies of any documents requested, and (v) provide Buyer with access to and copies as requested of the work papers of Chilton & Medley PLC compiled in connection with preparation of tax returns of the Company. Buyer shall provide advance notice to and consult with the Company and Sellers for purposes of attempting to schedule any such inspections at the Company’s offices so as to minimize any adverse effect on the operations and business of the Company.

6.3.           Seller Noncompetition Covenants.  In consideration of payments to be made to each Seller under Section 1.1.2 of this Agreement, which payments each Seller expressly acknowledges and agrees are being made to, among other things, protect the goodwill and equity value of the Company, each Seller individually (he or she shall be responsible only for his or her own conduct) agrees to abide by the restrictive covenants of this Section 6.3 (the “Noncompetition Covenants”).

6.3.1.              Duration and Extent of Restriction.  For a period of five (5) years following the Closing hereunder, such Seller will not (individually, collectively, or in any combination, as principal, partner, member, investor, director, officer, agent, employee, consultant or otherwise) directly or indirectly (except as employees of Buyer or Company or a subsidiary of Buyer or Company) engage in, or directly or indirectly be financially interested in, any business which is engaged in the business of modifying/converting and selling natural gas vehicles anywhere in the United States of America.  Nothing in the foregoing sentence shall be deemed, however, to prevent any such Seller from owning securities of Buyer, or of any other corporation engaged in any such business, provided that the total amount of securities of each class owned by such Seller either of record or beneficially in such other corporation does not exceed five percent (5%) of the outstanding securities of such class.  In addition, for a period of five (5) years following the Closing hereunder, such Seller will not, directly or indirectly, induce or attempt to influence any employee, customer, independent contractor or supplier of the Company to terminate his or her employment or any other relationship with the Company.  Such Seller shall not at any time use for any of the Seller’s personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person or entity, any Company Confidential Information.

6.3.2.              Remedies for Breach.  Each Seller acknowledges that the restrictions contained in Section 6.3 are reasonable and necessary in order to protect Buyer’s legitimate interests and that any violation thereof would result in irreparable injury to Buyer, and that part of the consideration paid to such Seller hereunder is specifically for Seller’s compliance with this Section 6.3.  Each Seller therefore acknowledges and agrees that, in the event of any violation thereof, Buyer shall be authorized and entitled to obtain, from any court of competent jurisdiction, preliminary and permanent injunctive relief as well as an equitable accounting of all profits or benefits arising out of such violation, which rights and remedies shall be cumulative and in addition to any other rights or remedies to which Buyer may be entitled.  In the event that Section 6.3 is held to be in any respect an unreasonable restriction upon any Seller, then the court so holding may reduce the territory to which it pertains and/or the period of time during which it operates, or effect any other change to the extent necessary to render such Section enforceable by said court.

6.3.3.              Extension of Restriction.  In the event of any breach or violation of the restriction contained in Section 6.3, the time period therein specified shall abate during the time of any violation thereof and that portion remaining at the time of commencement of any violation shall not begin to run until such violation has been fully and finally cured.

6.4.           Representations and Warranties.  The Company and Sellers shall use their best efforts to ensure that all of the representations and warranties of the Company and the Sellers contained herein shall be true and correct from the date hereof through the Closing.

6.5.           Sellers’ Confidentiality Obligations.

6.5.1.              Confidential Information.    Sellers shall maintain the confidential nature of, and not disclose to any third party, except such Seller’s attorneys and accountants having a need to know such information, without prior written consent of Buyer, (a) any Confidential Information learned about Buyer or its affiliates in the course of the Transactions, or (b) the terms of this Agreement, the Related Agreements or the Transactions, unless and to the extent necessary to carry out the Transactions.  At the termination of this Agreement, Sellers agree to return to Buyer any and all materials containing any such Confidential Information.  These restrictions on use and obligations of confidentiality will not apply to any information which (i) is or becomes generally available to the public other than as a result of a disclosure by Sellers, (ii) was within Sellers’ possession prior to its being furnished to Sellers by or on behalf of Buyer pursuant to this Agreement or the Related Agreements or for the consummation of the Transactions, provided that the source of such information was not known by Sellers to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Buyer or any other party with respect to such information, (iii) becomes available to Sellers on a non-confidential basis from a source other than Buyer, provided that such source is not known by Sellers to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Buyer or any other party with respect to such information, or (iv) Sellers have received a written opinion of outside counsel reasonably satisfactory to Buyer that such disclosure must be made by Sellers in order for Sellers not to commit a violation of law.

6.5.2.              Required Disclosures; Protective Orders.   In the event that any Seller is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the information deemed confidential under this Section 6.5, such Seller shall provide Buyer with prompt written notice of any such request or requirement so that Buyer may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 6.5.  If, in the absence of a protective order or other remedy or the receipt of a waiver by Buyer, any Seller is nonetheless, in the written opinion of counsel satisfactory to Buyer, legally compelled to disclose such information to any tribunal or else stand liable for contempt or suffer other censure or penalty, such Seller may, without liability hereunder, disclose to such tribunal only that portion of such information which such counsel advises such Seller is legally required to be disclosed, provided that such Seller exercise such Seller’s best efforts to preserve the confidentiality of such information, including, without limitation, by cooperating with Buyer to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such information by such tribunal.

6.6.           Supplemental Information.  From the date hereof through the Closing, the Company and Sellers shall deliver to Buyer immediately upon the Company’s or any Seller’s discovery or access thereto, any information (i) as may be reasonably required to update the information set forth on the Schedules hereto or (ii) that otherwise amends, updates or conflicts with any of the matters discussed in the representations or warranties set forth in Articles 2 through 4.   Notwithstanding anything to the contrary contained in this Agreement, the delivery of any information pursuant to this Section 6.6 shall not amend the original Agreement or limit or otherwise affect the remedies available hereunder to Buyer.

6.7.           Assignment of Contracts and Title to Assets.  The Company and Sellers shall undertake best efforts to obtain all necessary consents relating to the assignments of any Company contracts required due to the Transactions.

6.8.           Release by Sellers.  In consideration of the payment of the Purchase Price, each Seller at Closing shall release and forever discharge the Company as of the Closing Date from any and all suits, claims, controversies, rights, promises, debts, liabilities, demands, obligations, costs, expenses, actions and causes of action of every nature, character, and description, in law or in equity, whether known or unknown, vested or contingent, suspected or unsuspected, which such Seller or the Sellers may own or hold or have at any time heretofore owned or held against the Company, Buyer, or any officer, director or Affiliate or either of them, other than, and expressly excluding, (i) claims arising out of this Agreement and the Related Agreements and (ii) the reimbursement for the Bachman Related Matters after the closing up to the amount described in Section 5.3.9 (collectively, the “Released Claims”).  Each Seller, for itself and its successors, assigns and all other Persons acting on its behalf, covenants not to bring any action, suit or other proceeding, or to make any demand or claim of any type, against the Company, Buyer, or any officer, director or Affiliate or either of them, relating to or in connection with the Released Claims.

6.9.           Waiver of Restrictions.  Each Seller and the Company hereby irrevocably waive any and all restrictions on transfer relating to the Stock that may exist under any voting, shareholders, or similar agreement or under the Company’s Organizational Documents or any other agreement or instrument binding upon or applicable to any of them.  The Sellers and the Company hereby agree to terminate as of the Closing any and all voting, stockholders, or similar agreements that may exist between or among them without any liability to the Company or Buyer and will confirm at Closing that they have no pending claims against the Company under any such agreement that may exist.

6.10.     Accounts Receivable.  The Sellers, and each of them, hereby acknowledge and agree that they will not transfer, assign or otherwise take the benefit of any Accounts Receivable in existence as of the Closing Date.

6.11.     Delivery of Corporate Records. Promptly following the Closing Date, the Sellers, and each of them, shall deliver to the Buyer the Company’s minute books, stock transfer records, corporate seal and other materials related to the Company’s corporate administration.

6.12.     Release of Security Interests.  At or before the Closing, the Sellers, and each of them, shall take all necessary action to release and extinguish any and all liens or security interests of any kind running in favor of any Seller, or any Affiliate of any Seller, covering any assets of the Company, including without limitation that certain UCC security interest in favor of Bachman Auto Group, Inc. bearing the file number 2008-2358032-53 in the official UCC database maintained by the Kentucky Secretary of State.

7.                                       ADDITIONAL COVENANTS OF BUYER.

7.1.           Representations True.  Until the Closing Date, Buyer will use its best efforts to prevent the occurrence of any event which would cause any of its representations and warranties set forth in this Agreement not to be true and correct in any material respect.

7.2.           Financing.  Buyer shall use reasonable efforts to obtain financing sufficient to consummate the Transactions on terms and conditions satisfactory to it.

7.3.           Non-Conversion of Buyer Loan.  Notwithstanding any conversion rights under the terms and conditions of the Buyer Loan, from and after the date of this Agreement, Buyer shall take all necessary action to ensure that Clean Energy Finance, LLC does not convert all or any portion of the outstanding principal and/or accrued interest under the Buyer Loan into capital stock of the Company.

7.4.           Confidentiality.  Until the later of (i) the Closing Date or (ii) two (2) years following termination of this Agreement in accordance with the terms hereof: (a) Buyer shall keep confidential all of the written and oral information and material obtained from the Company and/or the Sellers concerning the Company and its business, operations and financial affairs; (b) Buyer shall use such Company Confidential Information solely for the purpose of consummating the Transactions and in administering and dealing with the Buyer Loan and shall not use any such information in a way that would be materially detrimental to the Company; and (c) Buyer shall not use such Company Confidential Information for its own, or any other person’s or entity’s, use, advantage or commercial purposes, except in connection with the Buyer Loan, and shall not directly or indirectly disclose or make available any such Confidential Information to any other person or entity, other than Buyer’s attorneys and accountants, for any use whatsoever, except as permitted by this Agreement.  These restrictions on use and obligations of confidentiality will not apply to any information which (i) is or becomes generally available to the public other than as a result of a disclosure by Buyer, (ii) was within Buyer’s possession prior to its being furnished to Buyer by or on behalf of the Company or any of the Sellers pursuant to this Agreement or the Related Agreements or for the consummation of the Transactions, provided that the source of such information was not known by Buyer to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any of the Sellers or any other party with respect to such information, (iii) becomes available to Buyer on a non-confidential basis from a source other than the Company or any of the Sellers, provided that such source is not known by Buyer to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any of the Sellers or any other party with respect to such information, or (iv) Buyer has received a written opinion of outside counsel reasonably satisfactory to the Company and the Sellers that such disclosure must be made by Buyer in order for Buyer not to commit a violation of law.

7.5.           Prohibited Contact with Employees, Customers, etc.  Until the later of (i) the Closing Date or (ii) two (2) years following termination of this Agreement in accordance with the terms hereof, neither Buyer nor any of its directors, officers, employees, agents or representatives will initiate or maintain contact with any officer, employee or agent of the Company other than the Sellers, or with any customer, client, supplier or creditor of the Company or governmental agency having jurisdiction over the Company’s products, regarding the Transactions or the Company’s products or business, prospects, operations or financial condition, except in connection with the Buyer Loan, without the prior consent of the Shareholder Representative, John Bacon or Julie Bacon. Additionally, in the event that the Closing does not occur for any reason whatsoever, Buyer agrees that, during the 18-month period following the termination of this Agreement in accordance with the terms hereof, Buyer shall not, directly or indirectly, for itself or any other person or entity, solicit or entice, or attempt to solicit or entice, any employee or agent of the Company to terminate such employment or position for any reason whatsoever.

7.6.           Conduct of the Business.  Buyer shall not take any action the primary purpose or a principal effect of which is to deprive any Seller of his or her right to the Additional Consideration or any other action in violation of the covenant good faith and fair dealing with respect to the conduct of the Business after Closing.

8.                                       CONDITIONS PRECEDENT.

8.1.           Conditions Precedent to Obligations of Buyer.  The obligations of Buyer under this Agreement are subject, at the option of Buyer, to the satisfaction or waiver (in writing) of each of the following conditions at or prior to the Closing Date:

8.1.1.              Accuracy of Representations and Warranties.  Those representations and warranties of the Company and Sellers contained in this Agreement or in any certificate or document delivered to Buyer pursuant hereto that are qualified as to materiality shall be true and correct on and as of the Closing Date as though made at and as of that date (except where such representation and warranty is made as of a date specifically set forth therein, in which case it shall be true as of the date so specified), and those representations and warranties of the Company and Sellers contained in this Agreement or in any certificate or document delivered to Buyer pursuant hereto that are not qualified as to materiality shall be true and correct in all material respects on and as of the Closing Date as though made at and as of that date (except where such representation and warranty is made as of a date specifically set forth therein, in which case it shall be true in all material respects as of the date so specified).

8.1.2.              Compliance with Covenants.  The Company and Sellers shall have performed and complied with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by them at the Closing Date.

8.1.3.              Lease Consent.  The Company shall have obtained, for all Real Property owned by a third party and of which the Company is a lessee, the consent of the lessor/landlord (under the governing lease agreement) to the Transactions.

8.1.4.              Consents Obtained; Filings.  Each party to this Agreement shall have obtained all consents, approvals and orders from, and shall have completed all declarations, filings, applications, notices, and registrations with, government agencies and private third parties that are required for the execution, delivery and performance of this Agreement by such party.

8.1.5.              Environmental Condition.  The assessment of the environmental condition of the Premises by Buyer and its consultants shall not have revealed any conditions likely to result in disruption of the Company’s business or in liability of the Company in excess of fifty thousand dollars ($50,000).

8.1.6.              Material Limitation.  No statute, rule, regulation, executive order, or final decree or preliminary or permanent injunction shall have been enacted, entered, or promulgated which would (i) impose any material limitation on the ability of Buyer effectively to exercise full rights of ownership with respect to any material portion of the business or assets of the Company, (ii) effect any changes in the regulatory framework governing or affecting the business of modifying/converting and selling natural gas vehicles that would materially, adversely affect the Company’s business, or (iii) impose any new or increased tax or fee, other than one of general application, that would result in a Material Adverse Effect.

8.1.7.              Legal Actions or Proceedings.  No legal action or proceeding shall have been instituted or overtly threatened by any governmental agency seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the Transactions, and no legal action or proceeding shall have been instituted or overtly threatened by any private party seeking material monetary awards from the Buyer in connection with the Transactions or from the Company whether or not in connection with the Transactions.

8.1.8.              Buyer Board Approval.  The Agreement, the Related Agreements and the Transactions shall have been duly and validly approved by the board of directors of Buyer by no later than September 21, 2009.

8.1.9.              No Adverse Change.  There shall have been (i) no adverse change in the Company’s relationship with AT&T, (ii) no adverse change in the Company’s relationships with any of its top ten vendors or suppliers, (iii) no adverse change in or related to any permit necessary for the Company to operate its business as presently conducted, (iv) no newly discovered adverse claims, complaints or performance problems related to any vehicle worked on or serviced by the Company, (v) no adverse change (whether or not covered by insurance) in the financial condition or results of operation of the Company with an impact in excess of fifty thousand dollars ($50,000), and (vi) no other change in the Company’s properties, assets, liabilities, businesses, operations, prospects, existing business relations, or sources of business that would have or would be reasonably likely to have a Material Adverse Effect.

8.1.10.             Due Diligence.  Buyer shall have completed its due diligence review and investigation of the Company and shall be satisfied, in its sole and absolute discretion, with the results of such review and investigation.

8.1.11.            Stock Certificates.  Sellers shall have delivered all of the certificates representing the Stock in accordance with Section 1.3.

8.1.12.            Escrow Agreement.  Each of the Sellers and the Escrow Agent shall have executed and delivered to Buyer the Escrow Agreement substantially in the form of Exhibit B.

8.1.13.            All Proceedings To Be Satisfactory.  All corporate and other proceedings to be taken by the Company and by each Seller in connection with the Transactions and all documents incident thereto shall be reasonably satisfactory in form and substance to Buyer, and Buyer shall have received all such certified or other copies of such documents as it may reasonably request.

8.1.14.            Company Deliverables.  The Company shall have delivered to the Buyer each of the following:

(a)           a certificate executed by the Chief Executive Officer of the Company in such capacity, and by each Seller, dated as of the Closing Date, and certifying to the fulfillment of the conditions specified in Sections 8.1.1 and 8.1.2 of this Agreement;

(b)           a copy of the Articles of Incorporation of the Company, as amended to date, certified by the Secretary of State of the State of Kentucky, and certificates of good standing from the Secretaries of State of the States of Kentucky and any other states where the nature of the Company’s properties or the conduct of its business requires it to be qualified to do business, in each case evidencing the good standing of the Company in each such jurisdiction, each dated as of a date not more than fifteen (15) days prior to the Closing Date; and

(c)           a copy of each of (i) the text of the resolutions adopted by the board of directors of the Company authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the Transactions, (ii) the text of the resolutions adopted by all holders of the issued and outstanding shares of capital stock of the Company entitled to vote thereon unanimously authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the Transactions, and (iii) the bylaws of the Company, as amended to date; along with a certificate executed by the Secretary of the Company in such capacity certifying to Buyer that such copies are true and complete copies of such resolutions and Bylaws, respectively, and that such resolutions and Bylaws were duly adopted and have not been amended or rescinded.

8.1.15.              Other Certificates and Instruments.  The Company and Sellers shall have furnished Buyer with such certificates and/or instruments of their officers, shareholders and others as Buyer may reasonably request.

8.1.16.              Termination of Shareholders’ Agreement, Etc.  The Sellers and the Company shall have terminated any and all voting, stockholders, or similar agreements that may exist between or among them without any liability to the Company or Buyer and shall have confirmed that they have no pending claims against the Company under any such agreement that may exist.

8.1.17.              Buyer Loan Promissory Note.  The Company shall have cancelled the promissory note (or lost note affidavit) representing the Buyer Loan.

8.1.18.              Opinion of Counsel. Buyer shall have received from Greenebaum Doll & McDonald PLLC, counsel for the Company and the Sellers, an opinion addressed to Buyer and dated as of the Closing Date, in form and substance reasonably acceptable to Buyer substantially in the form of Exhibit C.

8.1.19.              Julie Bacon Assignment Agreement.   The Company and Julie Bacon shall have entered into an assignment agreement, in a form mutually agreeable to Buyer, Company and Sellers, regarding the BAF CALCOMP trademark and all applications and registrations related thereto and the domain name www.baftechnologies.com and all website content related thereto (the “Bacon Assignment Agreement”).

8.1.20.              Resignation of Directors and Officers.  All directors and officers of the Company shall have resigned.

8.2.           Conditions Precedent to Obligations of Sellers.  The obligations of Sellers under this Agreement are subject, at the option of the Shareholder Representative, to the satisfaction or waiver of each of the following conditions at or prior to the Closing Date:

8.2.1.              Accuracy of Representations and Warranties.  Those representations and warranties of Buyer contained in this Agreement or in any certificate or document delivered to the Company or any Seller pursuant hereto that are qualified with respect to materiality shall be true and correct on and as of the Closing Date as though made at and as of that date (except where such representation and warranty is made as of a date specifically set forth therein, in which case it shall be true as of the date so specified), and those representations and warranties of Buyer contained in this Agreement or in any certificate or document delivered to the Company or any Seller pursuant hereto that are not qualified with respect to materiality shall be true and correct in all material respects on and as of the Closing Date as though made at and as of that date (except where such representation and warranty is made as of a date specifically set forth therein, in which case it shall be true in all material respects as of the date so specified).

8.2.2.              Compliance with Covenants.  Buyer shall have performed and complied with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by it at the Closing Date.

8.2.3.              All Proceedings To Be Satisfactory.  All corporate and other proceedings to be taken by Buyer in connection with the Transactions and all documents incident thereto shall be reasonably satisfactory in form and substance to Sellers, and Sellers shall have received all such certified or other copies of such documents as they may reasonably request.

8.2.4.              Legal Actions or Proceedings.  No legal action or proceeding shall have been instituted or overtly threatened by any governmental agency seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the Transactions, and no legal action or proceeding shall have been instituted or overtly threatened by any private party seeking material monetary awards from the Sellers in connection with the Transactions.

8.2.5.              Consents Obtained; Filings.  Each party to this Agreement shall have obtained all material consents, approvals and orders from, and shall have completed all material declarations, filings, applications, notices, and registrations with, government agencies and private third parties that are required for the execution, delivery and performance of this Agreement by such party, except where the failure to obtain such consents or approvals is a result of a breach by any Seller or the Company (including, without limitation, a breach of Section 5.2 hereof).

8.2.6.              Payment.  Buyer shall have transferred to the Sellers for distribution to the Sellers the amounts required to be transferred under Section 1.3 and shall have paid the Buyer Loan and the Other Indebtedness in full.  The Company shall have paid the Bachman Related Matters known at Closing as set forth on Schedule 1.3.5.

8.2.7.              Escrow Agreement.  Each of Buyer and the Escrow Agent shall have executed and delivered to Sellers the Escrow Agreement substantially in the form of Exhibit B.

8.2.8.              Buyer Loan Promissory Note.  Clean Energy Finance, LLC shall deliver to the Company the promissory note representing the Buyer Loan for cancellation by the Company (or an affidavit reasonably acceptable to the Company that such note has been lost).

9.                                       SELLER REMEDIES.

9.1.           Direction of Shareholder Representative; Initiation of Arbitration.  If Buyer has breached this Agreement, the Shareholder Representative may commence a mediation proceeding pursuant to Section 10.1 and thereafter an arbitration proceeding pursuant to Section 10.2 and may in such proceeding reach a settlement binding on all Sellers or recover judgment in his own name and as trustee for all Sellers for the whole amount of damages owed to any of them.  At any time prior to the Closing, the holders of more than 50% of the Stock may direct the Shareholder Representative with respect to any action or inaction, including without limitation the time, method and place of conducting any proceeding for any remedy, available to the Shareholder Representative, or exercising any power conferred on the Shareholder Representative pursuant to this Agreement, including without limitation a determination regarding whether to waive any closing condition set forth in Section 8.2.  At any time after the Closing, persons who immediately prior to the Closing held more than 50% of the Stock may direct the Shareholder Representative with respect to any action or inaction, including without limitation the time, method and place of conducting any proceeding for any remedy, available to the Shareholder Representative, or exercising any power conferred on the Shareholder Representative pursuant to this Agreement.

9.2.           Limitation on Suits.  An individual Seller may pursue a remedy against Buyer or any Affiliate of Buyer (but only if a remedy against such Affiliate of Buyer is otherwise available) with respect to this Agreement or the Related Agreements or the Transactions only if:

9.2.1.              the Seller gives to the Shareholder Representative notice of such Seller’s proposed claim against Buyer or an Affiliate of Buyer;

9.2.2.              the holders of more than 50% of the Stock (or, after the Closing Date, persons who immediately prior to the Closing held more than 50% of the Stock) make a request to the Shareholder Representative to pursue such remedy;

9.2.3.              the Shareholder Representative does not comply with the request within sixty (60) days after receipt of the request; and

9.2.4.              during such sixty (60) day period the holders of more than 50% of the Stock (or, after the Closing Date, persons who immediately prior to the Closing held more than 50% of the Stock) do not give the Shareholder Representative a direction inconsistent with the request.

9.3.           Shareholder Representative.  The initial “Shareholder Representative” shall be Stephen Bachman.  The Shareholder Representative may be changed at any time prior to the Closing Date by delivery to Buyer of written consents executed by holders of more than 50% of the Stock designating a new Shareholder Representative, and, at any time on or after the Closing Date by delivery to Buyer of written consents executed by persons who immediately prior to the Closing held more than 50% of the Stock.

10.                                 DISPUTE RESOLUTION.

10.1.     Mediation.  If any dispute arises among the parties to this Agreement or any dispute arises between a party to this Agreement and any third party as a result of or related to this Agreement or any Related Agreements or the Transactions (except for any dispute which involves a request by Buyer for injunctive relief to enforce any provision of the Noncompetition Covenants), the parties agree to first attempt to resolve such dispute through mediation to be administered by the Center for Dispute Resolution in Los Angeles, California in accordance with its mediation procedures, prior to seeking to arbitrate such dispute.  The parties agree to attend and participate in such a mediation if Buyer or the Shareholder Representative in writing proposes such a mediation.  Buyer may, at its option, raise in any such mediation proceeding a request for injunctive relief to enforce any provision of the Noncompetition Covenants, or, notwithstanding anything to the contrary in this Article 10, it may bring a claim for such injunctive relief immediately in any court of competent jurisdiction.

10.2.     Arbitration.

10.2.1.                                             Commencement of Arbitration.  Should any mediation proceeding described in Section 10.1 prove unsuccessful in resolving a dispute within sixty (60) days from the commencement of the mediation proceeding, the dispute (except for any claim by Buyer for injunctive relief to enforce any provision of the Noncompetition Covenants) shall be resolved solely and exclusively by reference to a retired Superior Court judge in Los Angeles, California.  Buyer may, at its option, raise in any such arbitration proceeding a request for injunctive relief to enforce any provision of the Noncompetition Covenants, or, notwithstanding anything to the contrary in this Article 10, it may bring a claim for such injunctive relief immediately in any court of competent jurisdiction.  The particular judge selected to hear such arbitration proceeding shall be either (i) agreed to by the parties within ten (10) business days of the notice by any party to the others of intention to invoke this Section 10.2 to resolve the dispute, or

(ii) failing such agreement, appointed pursuant to California Code of Civil Procedure Section 638(1) from the then-current list of Los Angeles County Trial Panel of Retired Judges in an action filed in the Superior Court of Los Angeles County, California.  The parties shall have the right to challenge any judge so chosen to the extent and in the manner permitted by California Code of Civil Procedure Section 170.6.  No person or entity (other than the parties hereto) shall be joined in such action without his or its consent and no party shall take any acts in such action if such act would prevent the reference provided for under this Section 10.2.  The parties agree that any party may file (and, if necessary, the other parties shall join in such filing) with the Clerk of the Los Angeles Superior Court and/or with the appropriate judge of such Court, any and all petitions, motions, applications or other documents necessary to obtain the appointment of such a retired Superior Court judge.

10.2.2.                                             Conduct of the Proceeding.  The parties further agree to conduct all necessary discovery and to proceed to trial as expeditiously as possible.  The parties agree that the retired Superior Court judge shall be a judge for all purposes (including, without limitation, (i) ruling on any and all discovery matters and motions, including without limitation ruling on time and scope limits for discovery, and ruling on any and all pretrial or trial motions, (ii) setting a schedule of pretrial proceedings, and (iii) making any other orders or rulings a sitting judge of the Superior Court would be empowered to make in any action or proceeding in the Superior Court, and shall try and decide any or all of the issues in any action or proceeding arising out of such dispute (whether of fact or of law, or a combination thereof) and shall report a statement of decision thereon and hear and consider objections to the statement of decision.  Any such statement of decision shall be submitted to the Superior Court and judgment shall be entered thereon in the same manner as if the action or proceeding had been tried by a sitting judge of the Superior Court.  The decision of the retired Superior Court judge appointed hereunder shall be final and conclusive among the parties thereto as of the date of entry of judgment, but all parties shall have the same rights of appeal as would prevail if the action or proceeding had been tried by a sitting judge of the Superior  Court, subject to the same limitations that would prevail with respect to such rights of appeal.  The retired Superior Court judge may, in the judge’s sole discretion, and as a cost of the proceeding, employ experts not associated with, employed by or affiliated with any party hereto to assist in determining any matter in issue in the proceeding.

10.2.3.                                             Costs and Fees.  During the pendency of any such action or proceeding and before the entry of any judgment therein, the Buyer on the one hand, and the Sellers participating in such action or proceeding directly or through the Shareholder Representative on the other, shall bear equal shares of the fees charged and costs incurred by the retired Superior Court judge in connection with performing the services provided in this Section 10.2, and other expenses of the proceedings, including the costs of transcripts (which are hereby requested by the parties).  The obligations of the Sellers to make payments during the pendency of any such action or proceeding under this Section 10.2.3 shall be joint and several.  The prevailing party shall be entitled to such costs (including reimbursement by another party of costs advanced during the pendency of any action or proceeding) as set by the retired Superior Court judge and approved by the Superior Court.

11.                                 INDEMNIFICATION.

11.1.     Indemnification.

11.1.1.                                             Breach of Agreement.  Buyer, on the one hand, and the Sellers, subject to the Limitation and Basket set forth in this Agreement, on the other hand, each agree to indemnify and hold the other (including their officers, directors, employees and agents) harmless from and against the full amount of Losses arising out of or resulting from or incident to a breach of any representation, warranty, covenant, term, provision or agreement (each an “Agreement Provision”) made by the Indemnifying Party in this Agreement.  These indemnification obligations of the Sellers shall be several, pro rata in accordance with the ownership of Stock by the Seller if the breach is by the Company, or individually by the particular Seller if the breach is of a representation by a particular Seller and not of all the Sellers.

11.1.2.                                             Pre-Closing Liabilities.  Subject to the Limitation and Basket set forth in this Agreement, each Seller severally, pro rata in accordance with his or her ownership of the Stock, agrees to indemnify, defend and hold harmless the Company and Buyer (including their officers, directors, employees and agents) from and against the full amount of Losses arising out of or resulting from or incident to (i) the Litigation Matters, (ii) the Excluded Liabilities, (iii) the obligations of the Company to any employee (past or present) for any event which occurred on or prior to the Closing, other than those for salaries, bonuses, benefits and the like incurred in the ordinary course of business consistent with past practices, (iv) any liability (whether known or unknown and whether based on tort, contract, or some other legal theory) based on personal injury or property damage claimed to be caused by a product sold or services rendered by the Company prior to the Closing, other than (a) Warranty Claims with respect to products sold or services rendered prior to the date of the Adjusted Balance Sheet in an amount that does not exceed the Warranty Reserve and (b) Warranty Claims with respect to products sold or services rendered after the date of the Adjusted Balance Sheet through the day prior to Closing in an amount that does not exceed 3% of sales from the date of the Adjusted Balance Sheet through the day prior to Closing, or (v) any other liability (whether known or unknown, contingent or fixed) based on any event, state of facts, or the conduct of business of the Company, occurring or arising prior to the Closing, unless such liability is accrued in the Adjusted Balance Sheet, or is incurred in the ordinary course of business consistent with past practices since the date of the Adjusted Balance Sheet, or is disclosed in a Schedule hereto or unless it is part of the Bachman

Related Matters or is a Warranty Claim referred to in subsection (iv)(a) and (iv)(b) above.

11.1.3.                                             Environmental Indemnification.  Subject to the Limitation and Basket set forth in this Agreement, each Seller severally, pro rata in accordance with his or her ownership of Stock, agrees to indemnify, defend and hold harmless the Company and Buyer (including their officers, directors, employees and agents) from and against the full amount of Losses arising out of or resulting from or incident to (i) a breach of the representations and warranties made in Section 2.24, (ii) the pre-Closing presence, use, generation, storage, treatment, on or off-site disposal, or transportation of Hazardous Materials on, into, from, under or about the Premises (whether or not caused by the Company or any Seller, or their respective agents, contractors, employees, licensees or invitees), (iii) the pre-Closing exposure of the Company’s employees or other service providers to Hazardous Materials, (iv) without limiting the generality of the foregoing, the leakage, before or after the Closing, of any material from the underground tanks present at the Real Property at the time of the Closing, or (v) without limiting the generality of the foregoing, the presence of asbestos on any premises of the Company, to the extent that such asbestos was present there on the Closing Date (but only to the extent that Company is obligated to remedy the asbestos under a law or regulation in effect as of the date of Closing and in fact remedies the asbestos within three (3) years after Closing).

11.1.4.                                             Tax Indemnification.  Subject to the Limitation and Basket set forth in this Agreement, each Seller severally, pro rata in accordance with his or her ownership of Stock, agrees to indemnify, defend and hold harmless the Company and Buyer (including their officers, directors, employees and agents) from and against the full amount of Losses arising out of or resulting from or incident to (i) any unpaid federal, state, local or foreign Taxes of any nature with respect to which the Company would be liable based on any event, state of facts, or the conduct of business of the Company, occurring or arising prior to the Closing, that are in excess of the amounts provided for such Tax liabilities on the Adjusted Balance Sheet, together with any penalties and interest attributable to such excess Tax liabilities; or (ii) a breach of the representations, warranties and covenants made in Sections 2.28 or 5.3.

11.2.     Survival of Representations, Warranties and Covenants.  All of the representations, warranties and covenants contained herein are material, shall be deemed to have been relied upon by the party to whom they are made and, regardless of any investigation made by or on behalf of the party to whom they are made or any information any of them may obtain or have, shall survive the Closing hereunder for a period of eighteen (18) months; provided, however, that the representations and warranties set forth in Sections 2.1 (Organization, Good Standing and Qualification), 2.2 (Authorization), 2.3 (Absence of Required Consents; No Conflict), 2.4 (Capitalization), 2.11 (Real Property), 2.12 (Personal Property), 2.16 (Intellectual Property), 2.23 (Benefit Plans), 2.24 (Environmental Matters), 2.25 (Compliance with Laws) and 2.28 (Taxes) shall survive the Closing hereunder for the applicable statute of limitations.  Any claim that a party to this Agreement may have that arises from any fraud, willful misconduct, or knowing misrepresentation or omission on the part of another party or any agent of another party (each, a “Fraud Claim”) shall survive until the expiration of the statute of limitations applicable thereto.  Notwithstanding the foregoing, claims by the Sellers against Buyer regarding the Additional Consideration to be paid to Sellers for Earnout Year 2010 and Earnout Year 2011 must be brought by no later than eighteen (18) months after December 31, 2011.  The maximum aggregate obligation of the Sellers for Losses hereunder shall not exceed the Purchase Price plus Escrow Amount (the “Limitation”).

11.3.     Procedures for Indemnification.

11.3.1.                                             Notice.   Any Indemnified Party making a claim for indemnification pursuant to Article 11 must give the Indemnifying Party written notice of such claim (an “Indemnification Claim Notice”) promptly after the Indemnified Party receives any written notice of any action or proceeding against or involving the Indemnified Party by a government entity or other third party or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification; provided, however, that the Indemnified Party’s failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it might otherwise have on account of this indemnity, except to the extent that the Indemnifying Party has been materially prejudiced by such failure to notify.  Such notice must contain a description of the claim, action or proceeding and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time).  If the Indemnifying Party objects to indemnification of any Indemnified Party with respect to any claim for any Loss, the Indemnifying Party must, within thirty (30) days of receiving an Indemnification Claim Notice deliver to each Indemnified Party, a written notice to such effect in reasonable detail (an “Indemnification Claim Dispute Notice”) and the Indemnified Party and Indemnifying Party then shall, within the thirty (30)-day period commencing on the date of receipt by the Indemnifying Party of such Indemnification Claim Dispute Notice, attempt in good faith to agree upon the rights of the respective parties with respect to each claim to which the Indemnifying Party has objected in the Indemnification Claim Dispute Notice.  If the Indemnified Party and the Indemnifying Party succeed in reaching agreement on their respective rights with respect to any such claims, then the parties shall promptly prepare and execute a memorandum setting forth such agreement.  If no such agreement is reached, the Indemnified Party and the Indemnifying Party shall settle their dispute according to the mediation and arbitration mechanisms set forth in Article 10.

11.3.2.                                             Third-Party Claims.  The obligations of an Indemnifying Party under this Article 11 with respect to Losses arising from claims of any Third Party Claim shall be governed by and contingent upon the following additional terms and conditions:

(a)               Control of Defense.  The Indemnifying Party shall undertake full responsibility for the defense of any Third-Party Claim which, if successful, would result in an obligation of indemnity under this Article 11.  Such defense will be conducted by reputable attorneys retained by the Indemnifying Party at the Indemnifying Party’s cost and expense, but the Indemnified Party will have the right to participate in such proceedings and to be separately represented by attorneys of its own choosing.  The Indemnified Party will be responsible for the costs of such separate representation.  The Indemnifying Party may contest or settle any such Third-Party Claim on such terms as the Indemnifying Party may choose, provided that the Indemnifying Party will not have the right, without the Indemnified Party’s written consent, such consent not to be unreasonably withheld, to consent to the entry of any judgment or enter into any settlement with respect to any Third-Party Claim if such settlement (i) arises from or is part of any criminal action, suit or proceeding, (ii) contains a stipulation to, confession of judgment with respect to, or admission or acknowledgment of, any liability or wrongdoing on the part of the Indemnified Party, (iii) provides for injunctive relief, or other relief or finding other than money damages, which is binding on the Indemnified Party and would have a Material Adverse Effect on the Indemnified Party, or (v) does not contain an unconditional release of the Indemnified Party with respect to the settled matter.

(b)               Failure to Assume Defense.  In the event that the Indemnifying Party, by the thirtieth (30th) day after receipt of an Indemnification Claim Notice involving any asserted Third Party Claim (or, if earlier, by the tenth (10th) day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the Indemnified Party will (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Indemnifying Party (subject to the right of the Indemnifying Party to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof) and in such event, the result of any such defense, compromise or settlement executed by the Indemnified Party in good faith shall be binding upon the Indemnifying Party with respect to its obligations of indemnity under this Article 11, provided that no settlement or compromise shall be executed by the Indemnified Party until the Indemnifying Party receives at least ten (10) days’ prior written notice from the Indemnified Party of the terms of the proposed settlement or compromise and the opportunity to object to any such proposed settlement or compromise during such period (in which event the settlement or compromise shall not be entered into).

11.4.     Cooperation.  The Indemnifying Party,  the Indemnified Party and the Company shall cooperate in good faith in determining the validity of any Third-Party Claim or other claim for any Loss for which a claim of indemnification may be made hereunder.  Each party and the Company shall also use all reasonable efforts to minimize all Losses.

11.5.     Setoff.  Buyer shall be entitled to reduce any payments that otherwise may be due to Sellers hereunder by any Losses indemnified hereunder, but to the extent it is determined that Buyer was not entitled to indemnification, the payment to Sellers shall be deemed due at the time originally due without the indemnification.  This right shall not exclude any other remedy to which Buyer may be entitled under this Agreement.

11.6.     Escrow Agreement.  Buyer shall have recourse against funds on deposit pursuant to the Escrow Agreement in accordance with the terms thereof to satisfy indemnification claims hereunder; provided that amounts on deposit under the Escrow Agreement shall not be Buyer ‘s sole recourse and shall not otherwise limit Buyer’s indemnification claims.

11.7.     Impact of Indemnification Payment on Purchase Price.  Any payments made by either Buyer or Sellers under this Article 11 shall be treated by all parties to this Agreement as an adjustment to the Purchase Price for all tax purposes.

11.8.     Payment of Indemnification Amounts.  Any amounts due by Sellers or Buyer pursuant to this Article 11 shall be paid first from the escrow account under the Escrow Agreement to the extent funds are available thereunder, and if not shall be paid promptly upon receipt of demand therefor via check or wire transfer by the Indemnifying Party to the Indemnified Party.

11.9.     Indemnification Remedies Exclusive.  The indemnification remedies contained in this Agreement shall be deemed to be exclusive with respect to any claims for all Losses.

11.10.    Basket.  No amount of indemnity shall be payable by Sellers to the Buyer or the Company pursuant to Section 11.1 unless, until and only to the extent that the aggregate amount of all Losses suffered by Buyer or the Company pursuant to Section 11 exceeds one hundred twelve thousand five hundred dollars ($112,500) (the “Basket”), from which point Buyer may recover for all further Losses subject to the Limitation.

12.                                 TERMINATION.

12.1.     This Agreement may be terminated at any time on or prior to the Closing Date:

12.1.1.                                             Injunction.  By the Shareholder Representative or Buyer if any court of competent jurisdiction shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Transactions and such order, decree, ruling or other action shall have become final and non-appealable.

12.1.2.                                             Mutual Agreement.  By mutual agreement of the Shareholder Representative and Buyer.

12.1.3.                                             Termination Date.  By the Shareholder Representative or Buyer if the Closing shall not have occurred on or before October 1, 2009 (the “Drop Dead Date”); provided that the right to terminate the Agreement pursuant to this Section 12.1.3 shall not be available to a party if the failure of the Closing to occur results from such party’s breach of any representation, warranty or covenant under this Agreement, which in the case of Sellers, includes a breach of any representation, warranty or covenant by the Company.

12.1.4.                                             Material Breach.  By the Shareholder Representative if Buyer has breached any representation, warranty or covenant under this Agreement, and as a result the Shareholder Representative would not be obligated to close the Transactions pursuant to Section 8.2, and such breach either is not susceptible to cure prior to the Drop Dead Date or remains uncured for a period of twenty (20) days after receipt of written notice of such breach from the non-breaching party; or by Buyer if any of the Sellers or the Company has breached any representation, warranty or covenant under this Agreement, and as a result Buyer would not be obligated to close the Transactions pursuant to Section 8.1, and such breach either is not susceptible to cure prior to the Drop Dead Date or remains uncured for a period of twenty (20) days after receipt of written notice of such breach from the non-breaching party.

12.2.     Effects of Termination.  If this Agreement is terminated pursuant to this Article 12, all obligations of the parties hereunder shall terminate without liability of any party to any other party.

12.3.     Rights to Proceed.  Notwithstanding anything contained in this Agreement to the contrary, if any of the conditions specified in Section 8.1 have not been satisfied, Buyer shall have the right to proceed with the Transactions without waiving any of its rights hereunder; and if any of the conditions specified in Section 8.2 have not been satisfied, Sellers shall have the right to proceed with the Transactions without waiving any of their rights hereunder.

13.                                 MISCELLANEOUS.

13.1.     Announcements.  Subject to Section 5.1, neither the Sellers on the one hand, nor Buyer (including, after the Closing, the Company) on the other hand, shall make, nor cause to be made, any news releases or other public announcements pertaining to the Transactions without first consulting the other party and attempting to formulate a mutually satisfactory arrangement for such disclosure, and in any case neither party will make an announcement after such consultation without the consent of the other except to the extent required by applicable law.

13.2.     Further Assurances.  All parties hereto agree, both before and after the Closing, to execute and deliver any and all further documents, instruments and writings and to perform such other reasonable actions which may be or become necessary or expedient to effectuate and carry out the Transactions, provided that any particular action to be taken by a party pursuant to the obligations of this provision shall be subject to such party’s consent which shall not be unreasonably withheld.

13.3.     Expenses.  Whether or not the Transactions are consummated, none of the parties hereto shall have any obligation to pay any of the fees or expenses of any other party incident to the negotiation, preparation and execution of this Agreement or the Related Agreements, including the fees and expenses of counsel, accountants, investment bankers and other experts.

13.4.     Waivers.  The Shareholder Representative may jointly, on behalf of all Sellers, by written notice to Buyer, or Buyer may, by written notice to the Shareholder Representative, (a) extend the time for the performance of any of the obligations or other actions of the other parties under this Agreement; (b) waive any inaccuracies in the representations or warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement; (c) waive compliance with any of the conditions or covenants of the other parties contained in this Agreement; or (d) waive performance of any of the obligations of the other parties under this Agreement.  With regard to any power, remedy or right provided herein or otherwise available to any party hereunder, (i) no waiver or extension of time will be effective unless expressly contained in a writing signed by the waiving party or its representative, and (ii) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise or other indulgence.

13.5.     Amendments.  This Agreement may be amended or modified only upon the mutual written consent of the Sellers, the Company and the Buyer.  Any amendment or modification effected pursuant to this Section 13.5 shall be valid and binding on all the parties to this Agreement.

13.6.     Entire Agreement.  This Agreement, its exhibits and schedules, the Related Agreements, and any other documents executed on the Closing Date in connection herewith, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.  No representation, warranty, promise, inducement or statement of intention has been made by any party hereto which is not embodied in this Agreement or such other documents, and no party shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

13.7.     Third-Party Benefits.  None of the provisions of this Agreement will be for the benefit of, or enforceable by, any third-party beneficiary.

13.8.     Assignability.  Neither this Agreement nor any of the parties’ rights hereunder shall be assignable by a party (by contract, operation of law or otherwise) without the prior written consent of the other parties, except that the Buyer’s right to purchase the Stock may be assigned to an affiliate of Buyer, provided that Buyer shall remain obligated for satisfying or causing the satisfaction of its obligations hereunder.

13.9.     Binding Effect.  Subject to Section 13.8, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns.

13.10.      Remedies Not Exclusive.  No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and will be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise (except to the extent expressly provided in Articles 9, 10 and 11). The election of any one or more remedies will not constitute a waiver of the right to pursue other available remedies.

13.11.      Notices.  All notices under this Agreement will be in writing and will be delivered by personal service or telecopy or certified mail (if such service is not available, then by first class mail), postage prepaid, to such address as may be designated from time to time by the relevant party, and which will initially be as set forth below.  Any notice sent by certified mail will be deemed to have been given three (3) days after the date on which it is mailed.  All other notices will be deemed given when received.  No objection may be made to the manner of delivery of any notice actually received in writing by an authorized agent of a party.  Notices will be addressed as follows or to such other address as the party to whom the same is directed will have specified in conformity with the foregoing:

If to Buyer:	Clean Energy
3020 Old Ranch Parkway
Suite 400
Seal Beach, California 90740
Attention: Andrew J. Littlefair

With copy to (not constituting notice):

David Goldenberg
Virtual Law Partners LLP
246 Texas Street
San Francisco, CA 94107

If to the Company:	BAF Technologies, Inc.
2415 Beatrice Street
Dallas, Texas 75208
Attention: John R. Bacon

If to Sellers:	c/o Stephen Bachman
9650 Bluegrass Parkway
Louisville, KY 40299

With copy to (not constituting notice):

Michael M. Fleishman
Greenebaum Doll & McDonald PLLC
3500 National City Tower
101 South Fifth Street
Louisville, KY 40202

If to Shareholder Representative:

Stephen Bachman
9650 Bluegrass Parkway
Louisville, KY 40299

With copy to (not constituting notice):

Michael M. Fleishman
Greenebaum Doll & McDonald PLLC
3500 National City Tower
101 South Fifth Street
Louisville, KY 40202

13.12.            Governing Law.  This Agreement and the Related Agreements and the rights and liabilities of the parties hereunder and thereunder shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

13.13.            Attorneys’ Fees.  Should any arbitration be commenced (or any proceedings in a bankruptcy court) between the parties hereto or their representatives concerning any provision of this Agreement, the Related Agreements or the rights and duties of any person or entity hereunder or thereunder, solely as between the parties hereto or their successors, the party or parties prevailing in such proceeding will be entitled to the reasonable attorneys’ fees and expenses of counsel and court costs incurred by reason of such arbitration (or bankruptcy proceeding).

13.14.            Agreement Negotiated.  The parties hereto are sophisticated and have been represented by attorneys throughout this transaction who have carefully negotiated the provisions hereof.  As a consequence, the parties do not believe the presumption of California Civil Code Section 1654 and similar laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied in this case and therefore waive its effects.

13.15.            Delays or Omissions.  Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement or the Related Agreements upon any breach or default of any other party under this Agreement or the Related Agreements shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement or the Related Agreements, or any waiver on the part of any party of any provisions or conditions of this Agreement or the Related Agreements, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or the Related Agreements or by law or otherwise afforded to any party to this Agreement or the Related Agreements, shall be cumulative and not alternative

13.16.            Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Stock Purchase Agreement has been duly executed and delivered by the parties and the duly authorized officers of the parties hereto, as applicable, as of the date first above written.

“BUYER”

CLEAN ENERGY

By:	/s/ Richard R. Wheeler

Print Name:	Richard R. Wheeler

Its:	Chief Financial Officer

“COMPANY”

BAF TECHNOLOGIES, INC.

By:	/s/ John R. Bacon

Print Name:	John R. Bacon

Its:	President

“SELLERS”

STEPHEN BACHMAN

/s/ Stephen Bachman

TERESA BACHMAN

/s/ Teresa Bachman

JOHN BACON

/s/ John Bacon

WILLIAM CALVERT

/s/ William Calvert

LIST OF EXHIBITS*

Exhibit A	DEFINITIONS

Exhibit B	ESCROW AGREEMENT

Exhibit C	OPINION OF COUNSEL

*Exhibits, disclosure schedules and similar attachments to this Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Any omitted exhibit, schedule or similar attachment will be furnished supplementally to the SEC upon request.

EXHIBIT A

Definitions

“Accounting Practices” shall mean Generally Accepted Accounting Principles (GAAP) as modified by the Accounting Practices historically implemented by the Company as described in Schedule 2.6.

“Accounts Receivable” shall mean any and all of the Company’s accounts, accounts receivable, notes and notes receivable, including all rights of the Company to payment for services rendered or goods supplied, including any security held for the payment thereof.

“Adjusted Balance Sheet” shall mean the unaudited balance sheet of the Company as of May 31, 2009, and attached to the Agreement as part of Schedule 2.6.

“Affiliate” with respect to a person or entity means another person or entity that controls, is controlled by, or is under common control with, such entity, including without limitation a shareholder of such entity.

“Agents” shall mean officers, other employees, independent contractors, consultants, directors, shareholders, affiliates and other agents or representatives.

“Bachman Related Matters” shall have the meaning set forth in Section 1.3.5.

“Balance Sheets” shall mean the unaudited consolidated balance sheets of the Company as of and for the fiscal years ended December 31, 2007 and December 31, 2008, and the Adjusted Balance Sheet.

“Base Purchase Price” shall have the meaning set forth in Section 1.1.

“Basket” shall have the meaning set forth in Section 11.10.

“Bacon Assignment Agreement” shall have the meaning set forth in Section 8.1.19.

“Business” means the business of the Company, as conducted on the date of this Agreement.

“Buyer” shall have the meaning set forth on page 1 of this Agreement.

“Buyer Loan” shall mean that certain Senior Secured Convertible Promissory Note dated August 27, 2008 in the principal amount of up to six million dollars ($6,000,000) issued to Clean Energy Finance, LLC by the Company and which has an unpaid principal balance in the amount of $3,796,995.31 as of September 22, 2009.

“Buyer Loan Payoff Amount” shall mean the amount equal to all outstanding principal and accrued interest under the Buyer Loan as of the Closing Date.

“Closing” and “Closing Date” shall have the meanings set forth in Section 1.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth on page 1 of this Agreement.

“Confidential Information”, with respect to a Person, shall mean all oral, written, electronically stored and other information regarding (i) such Person’s business methods, business policies, procedures, processes, techniques, research or development projects or results, (ii) the identity and contact information of such Person’s customers or clients or any data on or relating to past, present or prospective customers or clients of such Person, including information regarding persons at any such organizations who procure products or services of the sort offered by such Person, (iii) historical or projected financial information, sales data, budgets, trade secrets or other knowledge developed by such Person, (iv) prices charged by such Person to any customers or aggregate amounts of revenue earned by such Person from any sources, (v) the identity or compensation levels of any employees or consultants of such Person, (vi) any other information relating to or dealing with the business, operations or activities of the Company that such Person has previously sought to maintain in confidence, and (vii) any other information that is proprietary to such Person.

“Contingent Payment Report” shall have the meaning set forth in Section 1.6.1.

“Contingent Payments” shall have the meaning set forth in Section 1.4.

“Disclosure Schedule” or “Disclosure Schedules” means all of the schedules to this Agreement containing information provided by Sellers and the Company to Buyer and qualifying representations and warranties of the parties herein.

“Earn Out Years” shall have the meaning set forth in Section 1.4 of this Agreement.

“Employee Handbook” shall have the meaning set forth in Section 2.27.

“Encumbrances” means any lien, charge, security interest, mortgage, pledge, claim, hypothecation, assignment, deposit arrangement, charge, liability, preemptive right, option, debt, voting trust, imposition, covenant, condition, right of first refusal, right of purchase, easement, conditional sale or other title retention agreement, or other restriction or priority or preferential arrangement of any kind or nature whatsoever, whether or not contingent, liquidated, disputed or known, other than a lien for taxes not yet due and payable and other than liens securing the Buyer Loan to be paid off at Closing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” shall mean the party serving as escrow agent under the Escrow Agreement.

“Escrow Agreement” shall mean the Escrow Agreement in substantially the form attached hereto as Exhibit B.

“Escrow Amount” shall mean five hundred thirty eight thousand three hundred ten and 89/100 dollars ($538,310.89), which shall be held by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement.  The Escrow Amount is set presuming that $167,282.07 in accrued interest is paid by the Company to Steve and Teresa Bachman prior to Closing.  To the extent that such interest is not paid by the Company prior to Closing, the Company shall pay all such remaining interest at Closing and the Escrow Amount will be reduced by the amount of such remaining interest so paid.

“Excluded Liabilities” shall mean (i) income taxes of the Company for the Short Period and (ii) any and all liabilities arising from any Indebtedness or other obligations owed by the Company to any of the Sellers or their Affiliates, other than the Other Indebtedness and other than compensation to John Bacon, William Calvert and Julie Bacon, at the rates disclosed in the Disclosure Schedules and reimbursement to them of proper business expenses, and other than the Company’s obligation to indemnify Bachman Auto for its guaranty of the lease of the Premises, liabilities for the Bachman Related Matters in excess of the amount described in Section 5.3.9.

“Financial Statements” shall mean the Balance Sheets and the unaudited statements of income and cash flows of the Company as of and for the fiscal years ended December 31, 2007 and December 31, 2008, and the five (5) month period ended May 31, 2009.

“GAAP” shall mean those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board, by the Financial Accounting Standards Board or through other appropriate boards or committees thereof, by the Securities and Exchange Commission through rules, forms, staff releases or other declarations thereof, and which are consistently applied for all periods so as to properly reflect the financial conditions, and the results of operations and cash flows, of the Company and their subsidiaries, except that any accounting principle or practice required to be changed by the Accounting Principles Board or Financial Accounting Standards Board (or other appropriate board or committee of such boards) in order to continue as a generally accepted accounting principle or practice may so be changed.  In the event of a change in GAAP, the Agreement, to the extent GAAP applies, shall continue to be construed in accordance with GAAP as in existence on the date hereof; provided, however, the parties will thereafter negotiate in good faith to revise any affected covenants to make such covenants consistent with GAAP as then in effect, and, after any such revision, the Agreement will be construed in accordance with GAAP as then in effect.

“Governmental Authority” means any national, territorial, federal, state or local, whether domestic, foreign or supranational, governmental or quasi-governmental authority, instrumentality, court, commission, tribunal or organization; any regulatory, administrative or other agency or commission; any self-regulatory organization; or any political or other subdivision, department or branch of any of the foregoing.

“Gross Profit” shall mean all gross revenues of the Company and its subsidiaries minus direct cost of goods sold, which specifically includes per-vehicle amortization of R&D costs and warranty costs (provided, however, Warranty Claims pertaining to vehicles converted or parts or services supplied prior to Closing shall not be charged against Gross Profit unless the aggregate costs of such Warranty Claims after Closing exceed the Warranty Reserve on the Adjusted Balance Sheet), but specifically excluding from cost of goods sold overhead, depreciation and amortization, administrative expense, research and development expense, selling expense and the like computed in accordance with GAAP.

“Hazardous Material” shall mean (i) any substance defined as “hazardous” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”) in effect as of the Closing Date; (ii) any substance or matter which results in liability to any person or entity from discharge of or exposure to such substance or matter under any statutory, regulatory or common law theory in effect as of the Closing Date; (iii) crude oil or any fraction thereof, (iv) “hazardous materials” as defined in Section 25501(j) of the California Health and Safety Code, as amended, in effect as of the Closing Date and (v) any substance or matter classified as hazardous under any other law, regulation or administrative order or decree applicable to the Company’s business in effect as of the Closing Date.

“Indebtedness” shall mean all indebtedness of the Company as of the Closing Date, determined in accordance with GAAP, including, but not limited to (a) all indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money including specifically the Buyer Loan and Other Indebtedness, (b) any indebtedness evidenced by any note, bond, debenture or other debt security of any kind or character, (c) any indebtedness for the deferred purchase price of property or services with respect to which the Company is liable, contingently or otherwise, as obligor or otherwise (other than trade liabilities, accounts payable and other current liabilities incurred in the ordinary course of business and consistent with past customary practices), (d) any commitment by which the Company assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (e) any indebtedness guaranteed in any manner by the Company (including guarantees in the form of an agreement to repurchase or reimburse), (f) any obligations under capitalized leases with respect to which the Company is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations the Company assures a creditor against loss, (g) any indebtedness secured by an Encumbrance on the Company’s assets, (h) other obligations of similar character, and (i) accrued interest to and including the Closing Date in respect of any obligations described in the foregoing clauses (a) through (h) of this definition and all premiums, penalties, charges, fees, expenses and other amounts due in connection with the payment and satisfaction in full of such obligations which will be paid or prepaid (or become payable) at the Closing.

“Indemnified Party” shall mean, with respect to any Loss or alleged Loss, the party seeking indemnity hereunder.

“Indemnifying Party” shall mean, with respect to any Loss or alleged Loss, the party from whom indemnity is being sought hereunder.

“Intellectual Property” shall mean trademarks, trade names, trade secrets, patents (including those applied for or pending), copyrights, proprietary know-how, registrations, or applications with respect thereto, and licenses or rights under the same anywhere in the world other than intellectual property that is in the public domain.

“Interim Period” shall have the meaning set forth in Section 5.3.2.

“Liabilities” shall mean any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or indeterminable.

“Litigation Matters” shall mean any and all of the pending or threatened proceedings against the Company set forth on Schedule 2.9.

“Limitation” shall have the meaning set forth in Section 11.2.

“Loss” or “Losses” shall mean any and all costs, damages, losses, obligations, deficiencies, and expenses (including, without limitation, interest, penalties (but excluding lost profits) and reasonable attorneys’ fees and expenses and other amounts paid in court costs incident to any suit, action, or other proceedings or in investigation of any of the foregoing).  Without limiting the generality of the foregoing, for the purposes of Section 11.1.3, “Losses” shall include, but not be limited to, damages for loss or restriction on use of rentable or usable space or any amenity on the Premises or other losses resulting from any shutdown or curtailment of operations, diminution in the value of the Premises, and costs of investigation, removal or remediation of Hazardous Materials, whether foreseeable or not, net of (i) all insurance recoveries and (ii) recoveries from third parties.

“Material Adverse Effect” shall mean event, matter, condition or circumstance which (i) has or would reasonably be expected to have a material adverse effect on the business, properties, results of operations, condition (financial or otherwise) or prospects of the Company; (ii) would materially impair the ability of the Company or any other Person to perform or observe its obligations under or in respect of this Agreement or the Related Agreements; or (iii) affects the legality, validity, binding effect or enforceability of this Agreement or the Related Agreements.

“Material Contract” shall mean (i) any contract, arrangement or commitment arising outside of the ordinary course of business; (ii) any contract or commitment involving an obligation which cannot be terminated without material penalty by Company without notice or with not more than 30 days notice or which, even if terminable, by its terms contemplates performance that is not likely to be completed within one year from the date hereof; (iii) any contract or commitment affecting ownership of, title to, use of, or any interest in real estate; (iv) any bonus, incentive compensation, group insurance or severance plan of any nature whatsoever, other than those disclosed in Schedule 2.23; (v) any collective bargaining agreement or other contract or commitment to or with any labor unions or other employee representatives or groups of employees; (vi) any contract to which any officer, director or shareholder of the Company or any affiliate of any of the foregoing is a party other than at-will employment and other than the Bachman Related Matters to be terminated at Closing; (vii) any employment contract, agreement or commitment to or with individual employees or agents that is not at will; (viii) any contract or commitment providing for payments based in any manner upon the sales, purchases or profits of the Company; (ix) any contract, arrangement or commitment that involve future payments, performance of services or delivery of goods and/or materials to or by the Company of an aggregate amount or value in excess of fifty thousand dollars ($50,000) under that contract, arrangement or commitment; (x) contracts, arrangements or commitments containing covenants limiting the freedom of the Company to engage in any line of business or compete with any other Person; (xi) partnership or joint venture agreements; (xii) any contract disclosed on any Schedule to this Agreement; or (xiii) any contract, arrangement or commitment that otherwise would have a Material Adverse Effect on the Company’s business.  Any Material Contract identified in (i) through (xiii) of the foregoing sentence shall also be deemed to include any amendment, modification or waiver thereto.

“Net Base Purchase Price” shall have the meaning set forth in Section 1.3.2.

“Noncompetition Covenants” shall have the meaning set forth in Section 6.3.

“Organizational Documents” shall mean, relative to any Person, its articles or certificate of incorporation, or certificate of limited partnership or formation, its bylaws, partnership or operating agreement or other organizational documents, and all stockholders agreements, voting trusts and similar arrangements applicable to any of its capital stock, partnership interests or other ownership interests.

“Other Indebtedness” shall mean the indebtedness referred to in Section 1.3.5.

“Permits” shall mean any and all federal, state and local governmental licenses, consents, approvals, authorizations and permits, including, without limitation, (i) those required for the operation of facilities for the modification, conversion and sale of natural gas vehicles, and (ii) those relating to air emissions, water discharges, solid or liquid waste disposal, the use, generation, storage, transportation or disposal of Hazardous Materials or other environmental, health and safety matters related to the business of the Company.

“Person” shall mean an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a government entity.

“Plan” shall have the meaning set forth in Section 2.23.

“Post-Closing Period” shall have the meaning set forth in Section 5.3.3.

“Pre-Closing Period” shall have the meaning set forth in Section 5.3.2.

“Premises” shall mean the business, operations, assets, equipment, and real property owned, leased or otherwise used by the Company.

“Proceeding” shall mean any material action, arbitration, mediation, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal)

commenced, brought, conducted or heard by or before or otherwise involving any government entity, arbitrator or mediator.

“Purchase Price” shall mean the Base Purchase Price, (i) as adjusted downward pursuant to Section 1.5, plus (ii) all Contingent Payments payable pursuant to Section 1.4.

“Real Property” and “Real Property Interests” shall have the meaning set forth in Section 2.11.

“Related Agreements” shall mean the (i) Bacon Assignment Agreement and (ii) the Escrow Agreement in the form of Exhibit B to be entered into between the Buyer, the Sellers and U.S. Bank, National Association.

“Related Party” shall mean any Seller, any of the officers or directors of the Company, any affiliate or relative of any Seller, the Company or any of their respective officers or directors, or any business or entity in which any Seller, the Company, any of the officers or directors of the Company or any affiliate or relative of any such Person has any material interest.

“Research and Development Reserve” shall mean the reserve on the books of the Company for research and development expenses.

“Returns” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Sellers” shall have the meaning set forth on page 1 of this Agreement.

“Shareholder Representative” shall have the meaning set forth in Section 9.3.

“Short Period” shall have the meaning set forth in Section 5.3.2.

“Stock” shall mean the meaning set forth in paragraph A of the Recitals.

“Subsidiary” shall mean, with respect to any Person (referred to in this definition as the “parent”), any corporation, limited liability company, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by the parent, or (b) that is, at any time any determination is made, otherwise controlled by the parent or one or more Subsidiaries of the parent.

“Supplier Warranty Claims” shall mean claims for warranty service and/or replacement regarding goods or services sold or provided to the Company by a third party.

“Tax” or “Taxes” shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital, stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Third-Party Claim” shall mean a claim brought by a third party for which indemnification is sought pursuant to Article 11.

“Transactions” shall mean the transactions contemplated by this Agreement and the Related Agreements.

“Warranty Claims” shall mean claims against the Company, whether brought prior to Closing or thereafter, arising from the goods and services of the Company, including but not limited to fuel conversion of vehicles, sold and delivered prior to Closing.

“Warranty Reserve” shall mean the amount set forth as warranty reserve on the Adjusted Balance Sheet as a reserve for Warranty Claims arising from goods or services of the Company sold and delivered on or prior to the date of the Adjusted Balance Sheet.

“Zoning” shall have the meaning set forth in Section 2.11.

EXHIBIT B

Escrow Agreement

EXHIBIT C

Legal Opinion of Greenebaum Doll & McDonald PLLC

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